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Filed Pursuant to Rule 424(b)(5)
Commission File Nos. 333-182288

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the U.S. Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 2012)

                  Shares
      % Series B Cumulative Convertible Preferred Stock

$25.00 Per Share
Liquidation Preference $25.00 Per Share

Up to              Shares of Common Stock

            We are offering              shares of our      % Series B Cumulative Convertible Preferred Stock, par value $0.001, which we refer to in this prospectus supplement as the "Series B Preferred Stock." The offering of Series B Preferred Stock contemplated by this prospectus supplement is the first issuance of shares of this series by us. We are also registering up to              shares of our common stock, par value $0.001 per share, which we refer to as common stock in this prospectus supplement (up to              shares of our common stock assuming exercise in full of the overallotment option described below). Such shares of common stock may be issued as a result of the conversion of Series B Preferred Stock as more fully described herein. Dividends will accrue from the date of issuance of shares of Series B Preferred Stock issued pursuant to this prospectus supplement, and payment will be made on the last day of each January, April, July, and October, commencing on                  , 2014. Any other subsequently issued shares of Series B Preferred Stock will become entitled to dividends commencing on the first quarterly record date following the date of issuance, with dividends to be paid at the end of the quarter to such holders of record. Dividends will be in the amount of $          per share each year, which is equivalent to        % of the $25.00 liquidation preference per share. If the Series B Preferred Stock, however, is not listed on the New York Stock Exchange, the NYSE MKT LLC, The NASDAQ Global, Global Select or Capital Market, or a comparable registered national securities exchange (each, a "National Exchange") for a total of at least 180 consecutive days after the Series B Preferred Stock becomes eligible for listing on a National Exchange, or if we fail to pay cash dividends on the outstanding Series B Preferred Stock in full for any four consecutive or nonconsecutive quarterly periods and such dividends remain accumulated, accrued, and unpaid, subject to our right to remedy these matters as described in this prospectus supplement, investors will be entitled to receive cumulative cash dividends at the increased rate of      % per annum of the $25.00 liquidation preference per share (equivalent to $            per year per share) as outlined in this prospectus supplement.

            The Series B Preferred Stock will be governed by an Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences ("Series B Preferred Stock Designation"). The Series B Preferred Stock will be subordinate to all of our existing and future debt and all future capital stock designated as senior to the Series B Preferred Stock. Our Series B Preferred Stock will rank senior to our common stock and Series A Preferred Stock in dividend and liquidation rights.

            Investors in the Series B Preferred Stock generally will have no voting rights other than with respect to the authorization or creation of shares ranking senior to the Series B Preferred Stock, matters directly impacting the rights of the holders and for certain share exchanges and other acquisitions and for certain debt incurrence. However, holders will have limited voting rights if the Series B Preferred Stock is not listed on a National Exchange for at least 180 consecutive days after the shares first become eligible for listing or if we fail to make a quarterly dividend payment on the outstanding Series B Preferred Stock during a quarterly period for four or more consecutive or nonconsecutive quarters, and under certain other circumstances. The voting rights of investors in the Series B Preferred Stock are further described in this prospectus supplement under "Description of Series B Preferred Stock—Voting Rights."

            We may not redeem the Series B Preferred Stock before                  , 2017, except as described below. On or after                        , 2017, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. If at any time a Change of Control (as defined in this prospectus supplement) occurs, we (or the acquiring company) will have the option to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Control has occurred at specified redemption amounts as described in this prospectus supplement. If we exercise any of our redemption rights relating to shares of Series B Preferred Stock, the holders of Series B Preferred Stock will not have the conversion right described in this prospectus supplement with respect to the shares of Series B Preferred Stock called for redemption.

            Holders may, at any time, convert their Series B Preferred Stock to common stock at $        per share, and we may cause the Series B Preferred Stock to be converted if the trading price for our common stock equals or exceeds 120% of the conversion price for 20 trading days in any 30 consecutive trading day period.

            The Series B Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common stock in connection with a Change of Control or a Market Trigger (as defined herein), or unless a holder chooses to convert the Series B Preferred Stock into our common stock.

            The underwriters have an option to purchase a maximum of              additional shares of Series B Preferred Stock to cover over-allotments, if any, on the same terms and conditions set forth above within 30 days of the date of this prospectus supplement.

            There is currently no public market for the Series B Preferred Stock. Subject to issuance, we anticipate that our shares of Series B Preferred Stock will be approved for listing on the NASDAQ Global Select Market under the symbol "FXENP."

            Investing in the Series B Preferred Stock involves a high degree of risk. You should carefully consider the risks relating to an investment in the Series B Preferred Stock and each of the other risk factors described under "Risk Factors" beginning on page S-23 of this prospectus supplement, on page 7 of the accompanying prospectus, and in our reports filed with the U.S. Securities and Exchange Commission, which are incorporated by reference herein, before you make an investment in our securities.

	Per Share	Total(1)

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

(1)
The underwriters will receive compensation in addition to the underwriting commission. See "Underwriting" beginning on page S-57 of this prospectus supplement for a description of compensation payable to the underwriters.

            We expect that the Series B Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about                  , 2014 (a T+5 settlement). See "Underwriting" beginning on page S-57.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sole Book-Running Manager

Co-Managers

Euro Pacific Capital	I-Bankers Securities, Inc.	Ladenburg Thalmann
Maxim Group LLC	National Securities Corporation	Northland Capital Markets

The date of this prospectus supplement is                  , 2014

Prospectus Supplement

        This prospectus supplement and the accompanying prospectus, including the exhibits and the documents incorporated herein by reference, can be accessed on the U. S. Securities and Exchange Commission's ("SEC") website or at the SEC's offices identified in "Where You Can Find More Information."

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts—the first part is this prospectus supplement, which describes the specific terms of this offering of Series B Preferred Stock, and the second part is the accompanying prospectus, which provides more general information about us and the securities registered thereunder, some of which may not apply to this offering. This document also includes those documents and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 (Registration No. 333-182288) that we filed with the SEC on June 22, 2012, as part of a shelf registration process, and was declared effective by the SEC on August 1, 2012. Under the shelf registration process, we may offer to sell common stock, preferred stock purchase rights, preferred stock, warrants, senior debt securities, and subordinated debt securities of FX Energy, Inc., from time to time, in one or more offerings, up to $200,000,000 in total aggregate offering price. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined, including all documents and other information incorporated by reference herein.

        This prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you in connection with this offering, and the documents and other information incorporated by reference herein and therein, include important information about us, the Series B Preferred Stock being offered hereby, and other information you should know before investing in our securities. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. We urge you to carefully read this prospectus supplement, including the "Risk Factors," the accompanying prospectus, any free writing prospectus that we authorize to be distributed to you, the information incorporated by reference herein and therein (including the documents described in "Where You Can Find More Information" in both this prospectus supplement and the accompanying prospectus), and any additional information you may need to make your investment decision, before buying any of the securities being offered under this prospectus supplement.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus we have authorized to be distributed to you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with any other information. You should not rely on any unauthorized information or representation. You should assume that the information in this prospectus supplement, the accompanying prospectus, and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front cover of the applicable document and that any information incorporated by reference in such documents is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations, and prospects may have changed since such dates.

        This prospectus supplement is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. We are not making any representation to you regarding the legality of an investment in Series B Preferred Stock by you under applicable law. You should consult with your own legal advisers as to the legal, tax, business, financial, and related aspects of a purchase of the Series B Preferred Stock.

 CERTAIN TERMS USED IN THIS PROSPECTUS SUPPLEMENT

        Unless indicated otherwise in this prospectus supplement or the context requires otherwise, all references to "us," "we," and "our" refer solely to FX Energy, Inc., the issuer of the Series B Preferred Stock offered hereby.

        See "Prospectus Supplement Summary—Oil and Gas Terms" for the definitions of certain oil and gas industry terms used in this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included or incorporated by reference into this prospectus supplement are forward-looking statements, including all statements regarding future plans, business objectives, strategies, expected future financial position or performance, expected future operational position or performance, budgets and projected costs, future competitive position or performance, expected future operational position or operations. In some cases, you can identify a forward-looking statement by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target" or "continue," the negative of such terms or variations thereon, or other comparable terminology.

        Readers of this prospectus supplement are cautioned that any forward-looking statements, including those regarding us or our management's current beliefs, expectations, anticipations, estimations, projections, strategies, proposals, plans, or intentions, are not guarantees of future performance or results of events and involve risks and uncertainties, such as:

  •
  whether we will be able to discover and produce gas or oil in commercial quantities from any exploration prospect;

  •
  whether we will be able to borrow funds to develop our gas discoveries in Poland from our current principal lenders or from any other commercial lenders, even if we increase substantially the quantity and value of our reserves that we may be willing to encumber to secure repayment of such borrowings;

  •
  whether the quantities of gas or oil we discover will be consistent with our initial estimate of an exploration target area's gross unrisked potential;

  •
  the rates at which our resources will be produced, particularly from properties for which we are not the operator;

  •
  whether we will be able to obtain capital sufficient for our anticipated exploration, development, and other capital expenditures;

  •
  how our efforts to obtain additional capital will affect the trading market for our securities;

  •
  whether actual exploration risks, schedules, and sequences will be consistent with our plans and forecasts;

  •
  the future results of drilling or producing individual wells and other exploration and development activities;

  •
  the prices at which we may be able to sell gas or oil;

  •
  foreign currency exchange-rate fluctuations;

  •
  the financial and operating viability and stability of Polskie Górnictwo Naftowe i Gazownictwo, or PGNiG, and other third parties with which we conduct business and on which we rely to supply goods and services and to purchase our gas production;

  •
  exploration and development priorities and the financial and technical resources of PGNiG, our principal joint venture and strategic partner in Poland, PL Energia S.A., another partner in Poland, or other future partners;

  •
  uncertainties inherent in estimating quantities of proved reserves and actual production rates and associated costs;

  •
  the cost and availability of additional capital that we may require and possible related restrictions on our future operating or financing flexibility;

  •
  our future ability to attract industry or financial participants to share the costs of exploration, exploitation, development, and acquisition activities;

  •
  the effect of future changes in reservoir pressure, prices, reservoir mapping, production rates, and other factors on reserve quantities;

  •
  uncertainties related to the future determination of exploitation fees, royalty rates, and other matters governing our oil and gas interests;

  •
  uncertainties, restrictions, and increased costs resulting from the current public interest and regulatory focus on hydraulic fracturing, which we may use in Poland;

  •
  price and market changes that may result from the development of an open Polish gas market to replace government-set pricing tariffs;

  •
  changes in the regulatory regime for the exploration, development, and production of hydrocarbons in Poland, including changes in the scheme through which prices at which we sell our production may be governmentally established or market influenced and changes in applicable royalty rates;

  •
  environmental hazards, such as uncontrollable flows of crude oil, brine, well fluids, hydraulic fracturing fluids, or other pollutants by us or third-party service providers;

  •
  uncertainties regarding future political, economic, regulatory, environmental, fiscal, taxation, and other policies in Poland and the European Union;

  •
  the impact on us, our industry partners, our lenders, and others with which we deal, of the continuing sovereign debt crises within the European Union, of which Poland is a member; and

  •
  other factors that are not currently known to us that may emerge from time to time.

        You should not unduly rely on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus as they speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference herein and therein. Please see "Risk Factors" in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

        Except as required by law, we undertake no obligation to update, revise, or release any revisions to any forward-looking statement to reflect events or circumstances occurring after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information about us, this offering, the Series B Preferred Stock, and other information appearing elsewhere in this prospectus supplement, in the accompanying prospectus, and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us, including the information contained under "Risk Factors" in this prospectus supplement beginning on page S-19 and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

        All dollar amounts appearing in this prospectus supplement are stated in U.S. dollars, and all financial data included in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States ("GAAP").

        The estimates of our proved reserves as of December 31, 2013, included in this prospectus supplement are derived from reserve reports prepared by RPS Energy, London, England ("RPS Energy"), and Hohn Engineering PLLC, Billings, Montana ("Hohn"), independent petroleum engineers, using SEC pricing based on the average price as of the first day of each of the 12 months ended December 31, 2013. This prospectus supplement also includes the estimated future net revenue to be generated from the production of proved reserves discounted to present value, net of estimated production costs, future development costs, and future income taxes discounted to present value at an annual discount rate of 10%, to derive the Standardized Measure of Future Net Cash Flows, or "SMOG."

Company Overview

        We are an independent oil and gas exploration and production company with production, appraisal, and exploration activities in Poland. We also have modest oil production and oilfield service activities in the United States. Our headquarters are in Salt Lake City, Utah, and our Polish operations are headquartered in Warsaw.

        At year-end 2013, independent reserve engineers estimated our worldwide proved oil and gas reserves to be 42.0 billion cubic feet, or Bcf, of natural gas, and 0.5 million barrels of oil, or Bbl, or a combined total of 44.8 billion cubic feet of natural gas equivalent, or Bcfe (converting oil to gas at a ratio of one barrel of oil to 6,000 cubic feet of natural gas). Of this 44.8 Bcfe, 94% was in Poland and 6% was in the United States. The SMOG Value of our proved reserves at December 31, 2013, is approximately $152 million, based on reserve calculations of independent engineers.

        In May 2014, sidetracking operations at our Szymanowice well were unsuccessful, following which the operator made the determination to plug the well. At year-end 2013, our year-end proved oil and gas reserves included 3.9 Bcf of natural gas, net to us, for the Szymanowice well, which represents approximately 9% of our total proved reserves. The SMOG Value of the Szymanowice reserves was approximately $4.1 million, or 3% of our total reserve value. At March 31, 2014, our capitalized costs associated with the Szymanowice well were approximately $4.5 million. These costs, along with other costs associated with the sidetrack operating and plugging the well that will be incurred prior to June 30, 2014, will be charged to expense during the second quarter of 2014.

        Our 2013 oil and gas production was 4.4 Bcfe (12.2 million cubic feet equivalent per day, or MMcfed), which was down 7% from 2012 production. Of our 2013 production, 4.1 Bcfe (11.4 MMcfed) of our production was in Poland and 0.3 Bcfe (0.8 MMcfed) was in the United States. During the first quarter of 2014, we produced almost 1.2 Bcfe in Poland and 0.07 Bcfe in the United States. We expect our second quarter 2014 production to decline slightly from first quarter production, primarily because our Kromolice-1 well was unexpectedly shut-in for 40 days for flow line repairs. All of our production in Poland consisted of natural gas, while all of our U.S. production consisted of crude oil.

        Our oil and gas revenues for 2013 were $33.3 million, which is a decrease of 3% compared to revenues for the preceding fiscal year. Our first quarter 2014 oil and gas revenues were $9.5 million, which was a slight increase over the corresponding quarter in the previous year. We currently expect that our 2014 production will rise from our 2013 production rates with the start of production at our Lisewo-2 and Komorze-3K wells, coupled with a full year of production from our Lisewo-1 and Winna Gora wells, which we believe will be greater than the natural declines in production from our currently producing wells. Production began at our Winna Gora well in late January 2013 and at our Lisewo-1 well in December 2013. Production facilities were completed and gas began flowing at our Komorze-3K well in February 2014. We expect production to begin at our Lisewo-2 well in the second half of 2014.

        In early May 2014, we completed drilling on the Tuchola-4K well located on our Edge license, in which we own a 100% working interest and are the operator, in north central Poland. Production tests indicate that the Tuchola-4K well, together with the original discovery well, Tuchola-3K, could produce at a combined rate of approximately 24 MMcf/d. Internal estimates indicate 20 Bcf of gas in place, with recoverable reserves estimated at 12 Bcf, along with associated helium and condensate.

        We expect to realize approximately the same price per thousand cubic feet (Mcf) of gross gas produced from the Tuchola field as we do from our Fences fields ($7.42/Mcf wellhead average for first quarter of 2014), based on current prices for natural gas, condensate, liquefied natural gas, and helium. In addition, because the two Tuchola wells together are capable of producing at a much faster rate, the higher ratio of production to reserves in the Tuchola field could yield an appreciably higher present value per Mcf than would a comparable reserve in the Fences license.

        The current development concept for Tuchola contemplates delivering gas into Poland's high methane gas distribution system after extraction of helium (0.2356%) and liquid or compressed gas products and removal of nitrogen (45.39%). At current prices, this package of products should yield a sales price per produced-Mcf comparable to our sales from our other producing wells in Poland. Production facilities, a nitrogen removal plant, and the necessary pipeline are estimated to cost around $35 million, most of which would be spent in 2016 following about 18 months of permitting. The design and permitting process is underway. We have received inquiries from a number of potential gas buyers and facilities contractors.

        Substantially all of our growth in reserves and production in recent years has come from our operations in Poland. We expect this will continue, as most of our technical efforts and capital budget are devoted to these operations. We believe that these operations represent the most favorable opportunities for success that are available to us. See "Corporate Strategy" immediately below. With a view to future growth in reserves and production, we now hold 2.3 million gross acres (1.7 million net acres) in Poland and continually review additional acreage acquisition opportunities.

        During 2013 in Poland, we drilled one well that we plan to place into production in 2014, one well that we plugged during 2014 following an unsuccessful sidetrack operation, two wells with gas shows that have been temporarily abandoned pending further evaluation and/or drilling, and one dry hole. As noted above, during early 2014, we drilled the Tuchola-4K well that we plan to place into production.

        Our total assets as of March 31, 2014, were $104.6 million, and our working capital was $13.1 million. Total net debt per thousand cubic feet equivalent, or Mcfe, of proved reserves as of December 31, 2013, was $0.75 at year end.

        Most of our current Polish operations are conducted in partnership with PGNiG, a fully integrated oil and gas company that is largely owned by the Treasury of the Republic of Poland. PGNiG is Poland's principal domestic oil and gas exploration, production, transportation, and distribution entity. Under our existing agreements, PGNiG has provided us with access to exploration opportunities, previously collected exploration data, and technical and operational support. We also use geophysical and drilling services provided by PGNiG, and we sell almost all of our gas production to PGNiG.

Our Properties

  Reserve Volumes and Values

        The following table sets forth our estimated proved developed and proved undeveloped reserve volumes as of December 31, 2013:

	United States	Poland	Total
	MBbls	MMcf	MMcfe
Proved developed reserves	461	41,219	43,985
Proved undeveloped reserves	—	793	793

Total proved reserves	461	42,012	44,778

        The following table sets forth the total proved reserve volumes and estimated SMOG Value of our proved reserves as of December 31, 2013:

	Total Net Reserves	SMOG Value
	(MMcfe)	(In thousands)
Proved	44,778	$151,802

        The following table sets forth the total proved reserve volumes and estimated SMOG Value of our proved reserves as of December 31, 2013, giving effect to the removal of the Szymanowice well:

	Total Net Reserves	SMOG Value
	(MMcfe)	(In thousands)
Proved	40,831	$147,731

        Economic producibility of reserves and discounted cash flows are based on the use of unweighted, 12-month, first-day-of-the-month, historical average prices, adjusted for basis and quality differentials, rather than year-end prices. In Poland, average gas prices used in calculating reserve values also take into consideration exchange rates between the U.S. dollar and Polish zloty in effect on the first day of each month. The average prices used to calculate year-end reserve values were $6.82 and $6.60 per thousand cubic feet, or Mcf, of gas, and $78.18 and $78.14 per Bbl for 2013 and 2012, respectively.

Drilling Activities

        The following table sets forth the exploratory wells that we drilled:

		Year Ended December 31,
		2013		2012		2011
	Quarter Ended March 31, 2014
		Gross	Net	Gross	Net	Gross	Net
Exploratory productive wells:
Poland	1.0	2.0	1.0	1.0	0.5	1.0	0.5
United States	—	—	—	—	—	—	—

Total	1.0	2.0	1.0	1.0	0.5	1.0	0.5

Exploratory dry holes:
Poland	—	1.0	0.5	1.0	0.5	1.0	0.5
United States	—	—	—	4.0	1.6	—	—

Total	—	1.0	0.5	5.0	2.1	1.0	0.5

Total wells drilled	1.0	3.0	1.5	6.0	2.6	2.0	1.0

        The productive exploratory wells drilled in 2013 were our Lisewo-2 and Szymanowice-1 wells. The Lisewo-2 well was drilled as a production acceleration well adjacent to the Lisewo-1 well, so no new reserves have been assigned to that well. The Szymanowice-1 well had gross proved reserves of 8.1 Bcf of natural gas at year-end 2013, but was determined to be plugged during 2014 following an unsuccessful sidetrack operation. The exploratory dry hole in 2013 was the Mieczeow-1K well in Poland. The productive exploratory well drilled in 2012 was our Komorze-3K well, which had gross proved reserves of 4.7 Bcf of natural gas at year-end 2012. The exploratory dry holes in 2012 include the Kutno-2 well in Poland and four Alberta Bakken wells drilled in Montana. Of these wells, three were drilled in 2011, but all were determined to be noncommercial during 2012. The productive exploratory well drilled in 2011 was our Lisewo-1 well, which had gross proved reserves of 26.5 Bcf of natural gas at year-end 2012. The exploratory dry hole in Poland drilled in 2011 was our Machnatka-2 well. The foregoing does not include the Tuchola-3K, Gorka-Duchowna-1, and Frankowo-1 wells being evaluated in Poland at 2013 year end. We believe that our recent, successful, nearby Tuchola-4K well, together with the earlier Tuchola-3K well, are commercial, based on aggregate test-flow rates, although we have not yet obtained independent estimates of reserves attributable to those two wells. We did not drill any development wells in 2013, 2012, or 2011.

        The productive Tuchola-4K exploratory well was drilled in early 2014 and, together with the earlier Tuchola-3K well, will be placed into production after completing multi-well production facilities, pipelines, and nitrogen removal facilities.

Wells and Acreage

        As of December 31, 2013, our gross and net producing wells consisted of the following:

	Number of Wells
	Gas		Oil
	Gross	Net	Gross	Net
Well count:
Poland	8.0	4.9	—	—
United States	—	—	136.0	116.7

Total	8.0	4.9	136.0	116.7

        At March 31, 2014, our gross and net producing wells consisted of the following:

	Number of Wells
	Gas		Oil
	Gross	Net	Gross	Net
Well count:
Poland	10.0	6.4	—	—
United States	—	—	136.0	116.7

Total	10.0	6.4	136.0	116.7

        The following table sets forth our gross and net acres of developed and undeveloped oil and gas acreage as of December 31, 2013, and March 31, 2014. All of our gas production is in Poland, and all of our oil production is in the United States:

	Developed		Undeveloped
	Gross	Net	Gross	Net
Poland:(1)
Fences project area	4,600	2,085	853,000	407,000
Warsaw South project area(2)	—	—	240,000	120,000
Block 287 project area	1,430	1,430	12,000	12,000
Edge project area	—	—	726,000	726,000
Block 246 project area	—	—	241,000	241,000
Block 229 project area	—	—	233,000	233,000

Total Polish acreage	6,030	3,515	2,305,000	1,739,000

United States:
Montana	10,732	10,418	4,510	4,417
Nevada	400	128	9,332	6,351

Total	11,132	10,546	13,842	10,768

Total Acreage	17,162	14,061	2,318,842	1,749,768

(1)
All gross and net undeveloped Polish acreage is rounded to the nearest 1,000 acres.

(2)
The concession for Block 254 expired in 2013.

Polish Properties

  Producing Properties

        A summary of our average daily production, weighted average interest, and weighted average net revenue interest for our Poland producing properties during 2013 follows:

	Average Daily Production (Mcfe)
			Average Interest	Average Net Revenue Interest
	Gross	Net
Fences project area	23,033	11,040	48%	48%
Grabowka	438	438	100%	100%

Total	23,471	11,478

        A summary of our average daily production, weighted average interest, and weighted average net revenue interest for our Poland producing properties during the first quarter of 2014 follows:

	Average Daily Production (Mcfe)
			Average Interest	Average Net Revenue Interest
	Gross	Net
Fences project area	26,057	12,768	49%	49%
Grabowka	289	289	100%	100%

Total	26,346	13,057

  Production, Transportation, and Marketing

        The following table sets forth, by well, our net oil and gas production and volume weighted average sales prices and production costs associated with our Polish production:

	Production			Average Sales Price
			Average Production Cost per Mcfe(1)
	Gas	Oil		Gas	Oil
	(Mcf)	(Bbls)		(Per Mcf)	(Per Bbl)
First Quarter 2014
Roszkow	335,000	—	$0.17	$8.03	$—
Zaniemysl-3	—	—	—	—	—
Sroda/Kromolice-1	302,000	—	0.27	7.51	—
Kromolice-2	187,000	—	0.27	7.37	—
Winna Gora	94,000	—	0.82	7.34	—
Lisewo-2	202,000		0.06	7.10
Komorze-3K	11,000		5.31	7.38
Other wells(2)	26,000	—	1.92	1.75	—

Total	1,157,000	—	0.34	7.42	—

2013
Roszkow	1,596,000	—	$0.24	$7.63	$—
Zaniemysl-3	90,000	—	1.50	5.84	—
Sroda/Kromolice-1	1,190000	—	0.32	7.10	—
Kromolice-2	806,000	—	0.27	7.00	—
Winna Gora	315,000	—	0.51	6.95	—
Other wells(2)	150,000	—	0.91	3.05	—

Total	4,147,000	—	0.34	7.10	—

2012
Roszkow	2,169,000	—	0.18	7.27	—
Zaniemysl-3	492,000	—	0.36	5.44	—
Sroda/Kromolice-1	1,027,000	—	0.24	6.90	—
Kromolice-2	680,000	—	0.27	6.89	—
Other wells(2)	89,000	—	2.54	1.59	—

Total	4,457,000	—	0.28	6.81	—

2011
Roszkow	2,279,000	—	0.20	6.68	—
Zaniemysl-3	799,000	—	0.22	5.11	—
Sroda/Kromolice-1	759,000	—	0.13	6.33	—
Kromolice-2(3)	138,000	—	0.94	6.25	—
Other wells(2)	85,000	—	1.52	1.61	—

Total	4,060,000	—	0.24	6.19	—

(1)
Production costs include lifting costs (electricity, fuel, water, disposal, repairs, maintenance, transportation, and similar items) and contract operator fees. Production costs do not include such items as general and administrative costs; depreciation, depletion and amortization, or DD&A; or Polish income taxes.

(2)
Production costs at other wells include the ongoing costs of maintaining the production facilities at our Wilga well, which is not currently in production.

(3)
Kromolice-2 production costs include the cost of a workover performed in early 2011.

        Poland has a network of gas pipelines and crude oil pipelines traversing the country serving major metropolitan, commercial, industrial, and gas production areas, including significant portions of our acreage. We are currently selling substantially all of our oil and gas production in Poland to PGNiG or one of its affiliates. We are dependent on PGNiG for the sale of gas in Poland, since there are few other competitive purchasers. Gas is sold pursuant to long-term sales contracts, typically for the life of each well, which obligate PGNiG to purchase all gas produced. Should we choose to export any gas or oil we produce, we will be required to obtain prior governmental approval.

        Poland has a well-developed infrastructure of hard-surfaced roads and railways over which oil produced can be transported for sale. There are refineries in Gdansk and Plock in Poland and one in Germany near the western Polish border that we believe could process crude oil produced in Poland.

U.S. Properties

  Producing Properties

        In the United States, we currently produce oil in Montana and Nevada. All of our producing properties, except for the Rattlers Butte field (an exploratory discovery during 1997), were purchased during 1994. A summary of our average daily production, and average working and net revenue interests, based on the number of producing wells, for our U.S. producing properties during 2013 and for the quarter ended March 31, 2014, follows:

	Average Daily Production (Bbls)
			Average Interest	Average Net Revenue Interest
	Gross	Net
Montana	147	125	99%	85%
Nevada	28	8	39	29

Total U.S. producing properties	175	133

        In Montana, we operate the Southwest Cut Bank Sand Unit and Bears Den fields and have an interest in the Rattlers Butte field, which is operated by an industry partner. Production in the Southwest Cut Bank Sand Unit, producing since the 1940s from an average depth of approximately 2,900 feet, is from a waterflood program with 122 producing oil wells, 21 active injection wells, and one active water supply well. The Bears Den field, under waterflood since 1990, is producing oil from six wells at a depth of approximately 2,430 feet with one active water injection well. In the Rattlers Butte field, we own a 0.683% interest in one oil well producing at a depth of approximately 5,800 feet and one active water injection well.

        In Nevada, we operate the Trap Springs and Munson Ranch fields and have an interest in the Bacon Flat field, which is operated by an industry partner. In the Trap Springs field, discovered in 1976, we produce oil from a depth of approximately 3,700 feet from one well. In the Munson Ranch field, discovered in 1988, we produce oil at an average depth of 3,800 feet from five wells. In the Bacon Flat field, discovered in 1981, we produce oil from one well at a depth of approximately 5,000 feet.

  Production, Transportation, and Marketing

        The following table sets forth our average net daily oil production, average sales prices, and production costs associated with our U.S. oil production:

	Quarter Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
U.S. producing property data:
Average daily net oil production (Bbls)	133	131	133	146	155
Average sales price per Bbl	$76.91	$76.46	$79.48	$76.87	$83.02
Average production costs per Bbl(1)	$60.07	$45.99	$47.63	$45.00	$50.41

(1)
Production costs include lifting costs (electricity, fuel, water, disposal, repairs, maintenance, pumper, transportation, and similar items) and production taxes. Production costs do not include such items as general and administrative costs; depreciation, depletion and amortization; state income taxes; or federal income taxes. Costs in 2011 include approximately $321,000 associated with the cleanup of a minor oil leak. Excluding the cleanup costs, lifting costs per barrel in 2011 would have equaled approximately $44.73 per barrel.

        We sell oil at posted field prices to one of several purchasers in each of our production areas. We sell all of our Montana production, which represents 94% of our total oil sales, to Cenex, a regional refiner and marketer. Posted prices are generally competitive among crude oil purchasers. Our crude oil sales contracts may be terminated by either party upon 30 days' notice.

  Oilfield Services—Drilling Rig and Well-Servicing Equipment

        In Montana, we perform, through our drilling subsidiary FX Drilling Company, Inc., a variety of third-party contract oilfield services, including drilling, workovers, location work, cementing, and acidizing. We currently have a drilling rig capable of drilling to a vertical depth of 6,000 feet, a workover rig, two service rigs, cementing equipment, acidizing equipment, and other associated oilfield-servicing equipment.

Corporate Strategy

        We believe Poland is a unique international exploration opportunity. Over the last 50 years or so, Western companies have poured billions of dollars into exploration efforts in the British, Dutch, Norwegian, and German sectors of the offshore and onshore North European Permian Basin (generally the North Sea area). For the industry, these efforts have resulted in the discovery of trillions of cubic feet of gas and more than a billion barrels of oil. However, until the last few years of the twentieth century, Poland was closed to exploration by foreign oil and gas companies. To date, the exploration activities conducted in the Polish onshore portion of the Permian Basin are only a fraction of those conducted in the western part of the basin. Consequently, we believe the Polish Permian Basin is underexplored and underexploited and, therefore, has high potential for discovery of significant amounts of oil and gas relative to the North Sea or other mature oil and gas provinces in the United States and elsewhere. As an example, the estimated gross proved recoverable reserves per well associated with the 10 conventional gas discoveries in our core Fences concession in Poland are 13.1 Bcf. The average initial gross production rate for these 10 wells is approximately 4.9 million cubic feet per day, or MMcfd, of natural gas with a relatively long, slowly declining production profile.

        Just as important as the reserve and production potential is the fact that Poland is highly dependent upon imported natural gas, which is expensive. There is an attractive and deep market for gas discoveries and production in-country. For example, as of July 2, 2014, the price we receive for natural gas at our Roszkow well, which has a methane content of 80%, is approximately 87% higher than the spot price under natural gas contracts for 100% methane gas traded on the New York Mercantile Exchange, sometimes referred to as the Henry Hub price.

        Acting on this combination of facts, we were one of the first independent oil and gas companies to acquire a large land position, to embark on a focused exploration and development program, and as a result, to begin producing hydrocarbons in Poland. After a number of years of effort in Poland, our exploration efforts are showing significant progress. Our producing wells in the Fences concession area are now providing significant cash flow that we can use to expand our exploration and production efforts throughout the country. Though we cannot assert that future results will be similar, this success has encouraged us to continue to focus our efforts in Poland.

        More specifically, we have directed the majority of our available capital, management, and technical resources to our core Fences concession area in Poland. We expect to continue concentrating much of our capital budget to this area in an effort to lower drilling risk, shorten the time to first production from successful wells, and optimize opportunities for robust revenue growth.

        Outside our core Fences area, we currently hold substantial acreage in other areas of Poland that we consider underexplored and underdeveloped and, therefore, subject to greater exploration risk. With the success that we have achieved from our Fences drilling program, we now have means to increase our activities in our other exploration acreage, through both targeted seismic data acquisition and drilling of higher-risk, higher-reward exploration wells, where we believe we have the opportunity to find significant oil and gas reserves. To the extent that our overall strategy results in substantial revenue growth, we plan to continue to increase our funding of exploration projects over a wide area in Poland. In particular, the two discoveries in the Tuchola area of the Edge license appear to us to indicate a new hydrocarbon system in Poland. We plan to focus most of our exploration efforts on this license in the near term.

Corporate Information

        We are a Nevada corporation. Our corporate offices are located at 3006 Highland Drive, Salt Lake City, Utah. In Montana, we own a building located at the corner of Central and Main in Oilmont. We also have an office in Warsaw, Poland, located at ul. Chalubinskiego 8, and in Krakow, Poland, located at ul. Smolensk 21/15. We maintain a website at http://www.fxenergy.com. The information on our website is not part of this prospectus supplement, and you should rely only on the information contained in this prospectus supplement and the documents we incorporate by reference herein when making a decision as to whether to invest in shares of our Series B Preferred Stock.

Oil and Gas Terms

        The following terms have the indicated meaning when used in this prospectus supplement:

"Bbl" means oilfield barrel.

"Bcf" means billion cubic feet of natural gas.

"Bcfe" means billion cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas.

"Deterministic" means a method of estimating reserves in which a simple value for each parameter of geoscience, engineering, or economic data in the reserve calculation is used in the reserve estimation.

"Development well" means a well drilled within the proved area of a gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

"Exploratory well" means a well drilled to find and produce gas or oil in an unproved area, to find a new reservoir in a field previously found to be productive of gas or oil in another reservoir, or to extend a known reservoir.

"Field" means an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic conditions.

"Fracturing" means injecting fluids or slurry under sufficient pressure and rate to fracture the formation, leaving proppants that keep the fractures open to serve as a pathway for gas or oil to flow to the well bore.

"Gross acres" and "gross wells" mean the total number of acres or wells, as the case may be, in which a working interest is owned, either directly or through a subsidiary or other enterprise in which we have an interest.

"Horizon" means an underground geological formation that is the portion of the larger formation that has sufficient porosity and permeability to constitute a reservoir.

"MBbls" means thousand oilfield barrels.

"Mcf" means thousand cubic feet of natural gas.

"Mcfe" means thousand cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas.

"MMcf" means million cubic feet of natural gas.

"MMcfd" means million cubic feet of natural gas per day.

"MMcfe" means million cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas.

"MMcfed" means million cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas per day.

"Net" means, when referring to wells or acres, the fractional ownership working interests held by us, either directly or through a subsidiary or other Polish enterprise in which we have an interest, multiplied by the gross wells or acres.

"Proved reserves" means the estimated quantities of crude oil, gas and gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. "Proved reserves" may be developed or undeveloped.

"Reservoir" means a porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and that is distinct and separate from other reservoirs.

"SMOG Value" means the estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%, the Standardized Measure of Future Net Cash Flows ("SMOG"). These amounts are calculated net of estimated production costs, future development costs, and future income taxes, using prices and costs determined using guidelines established by the Securities and Exchange Commission, without escalation and without giving effect to non-property-related expenses, general and administrative costs, debt service, and depreciation, depletion, and amortization.

"Usufruct" means the Polish equivalent of a U.S. oil and gas lease.

 The Offering

        The following is a brief summary of certain terms of the Series B Preferred Stock and this offering. For a more complete description of the terms of the Series B Preferred Stock, see "Description of Series B Preferred Stock" beginning on page S-34 of this prospectus supplement and "Description of Capital Stock—Preferred Stock" beginning on page 8 of the accompanying prospectus.

Issuer	FX Energy, Inc.
Securities Offered

              shares of      % Series B Cumulative Convertible Preferred Stock, par value $0.001. We are also registering up to              shares of our common stock underlying the Series B Preferred Stock (up to              shares of our common stock assuming exercise in full of the overallotment option (as described below)) representing the maximum number of shares, as described below under "Holder Conversion Rights," issuable upon conversion.

Option to Purchase Additional Series B Preferred Stock

The underwriters have an option to purchase a maximum of              additional shares of Series B Preferred Stock to cover over-allotments, if any, on the same terms and conditions set forth above within 30 days of the date of this prospectus supplement.

Dividends

Holders of the Series B Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series B Preferred Stock at a rate of      % per annum of the $25.00 liquidation preference per share (equivalent to $      per annum per share).

Under certain conditions relating to nonpayment of dividends on the Series B Preferred Stock or if the Series B Preferred Stock is no longer listed on a National Exchange, the dividend rate on the Series B Preferred Stock may increase to      % per annum, which is referred to as the "Penalty Rate."

Dividends will generally be payable quarterly in arrears on each January 31, April 30, July 31, and October 31.
Dividends on the Series B Preferred Stock will accrue regardless of whether:
• the terms of any Senior Shares or our agreements, including any documents governing our indebtedness, at any time prohibit the current payment of dividends;
• we have earnings;
• there are funds legally available for the payment of such dividends; or
• such dividends are declared by our board of directors.

All payments of dividends made to the holders of Series B Preferred Stock will be credited against the previously accrued dividends on such shares of Series B Preferred Stock. We will credit any dividends paid on the Series B Preferred Stock first to the earliest accrued and unpaid dividend due.

Penalties as a Result of Failure to Maintain a Listing on a National Exchange

Once the Series B Preferred Stock is eligible for listing, if we fail to maintain a listing of the Series B Preferred Stock on a National Exchange, for 180 consecutive days, then: (i) the annual dividend rate on the Series B Preferred Stock will be increased to the Penalty Rate on the 181st day; and (ii) the holders of Series B Preferred Stock, voting separately as a class with holders of all other series of Parity Shares (as defined under "—Ranking" below) upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on such Board. The Penalty Rate and director service will continue for so long as the Series B Preferred Stock is not listed on a National Exchange.

In the event that the holders of Series B Preferred Stock and any other voting Parity Shares exercise any right to elect two directors to serve on our board of directors, pursuant to the provisions of the Series B Preferred Stock Designation, the number of directors will be increased by two persons to be elected by the holders of Series B Preferred Stock and other voting Parity Shares.

Penalties as a Result of Failure to Pay Dividends

If, at any time, there is a dividend default because cash dividends on the outstanding Series B Preferred Stock are accrued but not paid in full for any four consecutive or nonconsecutive quarterly periods ("Dividend Default"), then: (i) the annual dividend rate on the Series B Preferred Stock will be increased to the Penalty Rate commencing on the first day after the dividend payment date on which such Dividend Default occurs; and (ii) the holders of Series B Preferred Stock, voting separately as a class with holders of all other series of Parity Shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on such board. Once all of the accumulated and unpaid dividends on the Series B Preferred Stock have been paid in full and cash dividends at the Penalty Rate have been paid in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the term of office of all directors so elected will terminate with the termination of such voting rights. The foregoing provisions will not be applicable unless there is again a failure to pay a dividend during any future quarter.

The Series B Preferred Stock Designation provides that in the event that the holders of Series B Preferred Stock and any other voting Parity Shares exercise any right to elect two directors to serve on our board of directors, our board shall be increased by two persons to be elected by the holders of Series B Preferred Stock and other voting Parity Shares.

Optional Redemption

We may not redeem the Series B Preferred Stock prior to                  , 2017, except pursuant to the special redemption upon a Change of Control discussed below. On and after                  , 2017, we may redeem the Series B Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special Redemption upon Change of Control

Following our Change of Control, we (or the acquiring entity) will have the option to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Control has occurred, for cash, at a redemption price of $25.00 per share, plus accumulated accrued and unpaid dividends to, but not including, the date of redemption. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series B Preferred Stock into our common stock at a conversion price of $      per share, as such conversion price may be adjusted. The initial conversion price and the conversion price as adjusted are referred to as the "Conversion Price."

A "Change of Control" shall be deemed to have occurred when, after any share of Series B Preferred Stock is originally issued by us, any of the following has occurred and is continuing: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our voting stock; (ii) we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of our merger or share exchange with another entity when our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.

"Voting stock" shall mean stock of any class or kind having the power to vote generally for the election of directors.
Holder Conversion Rights

Each outstanding share of Series B Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by an initial Conversion Price of $          . Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series B Preferred Stock, in which case such holder will only have the right with respect to the shares of Series B Preferred Stock not called for redemption (unless we default in the payment of the redemption price and all accumulated and unpaid dividends, in which case such holder will again have a conversion right with respect to the shares subject to such default in payment)) to convert some or all of the Series B Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock, which is equal to the lesser of:

•

the quotient obtained by dividing: (i) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock plus the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding dividend payment date for the Series B Preferred Stock, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum), by (ii) the Common Stock Price; and

• shares of common stock per share of Series B Preferred Stock (the "Share Cap");
subject, in each case, to provisions for the receipt of alternative consideration and other conditions as described in this prospectus supplement.

If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption, whether pursuant to our Change of Control redemption right or our optional redemption right, holders of Series B Preferred Stock will not have any right to convert the shares of Series B Preferred Stock selected for redemption and any shares of Series B Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date (in each case, unless we default in the payment of the redemption price and all accumulated and unpaid dividends).

For definitions of "Change of Control Conversion Right," "Change of Control Conversion Date," and "Common Stock Price," and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see "Description of Series B Preferred Stock—Holder Conversion Rights."

Market Trigger Conversion

We, at our option, may cause the Series B Preferred Stock to be converted in whole or in part, on a pro-rata basis, into that number of fully paid and nonassessable shares of common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by the Conversion Price if the Trading Price (as defined hereafter) of the common stock shall have equaled or exceeded 120% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the "Market Trigger"). Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such conversion (unless previously converted at the option of the holder).

Ranking

The Series B Preferred Stock will rank: (i) senior to our common stock, our Series A Preferred Stock, and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up, referred to as "Junior Shares"; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up, referred to as "Parity Shares"; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and all other series of Voting Preferred Shares (as defined herein)), referred to as "Senior Shares"; and (iv) junior to all of our existing and future indebtedness.

As of March 31, 2014, we had outstanding indebtedness of $50.0 million, which was secured by our Senior Reserve-Based Lending Facility.

Liquidation Preference

If we liquidate, dissolve, or windup our operations, the holders of the Series B Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other Junior Shares. The rights of the holders of the Series B Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of Parity Shares and subordinate to the rights of Senior Shares.

No Maturity or Mandatory Redemption	The Series B Preferred Stock does not have any stated maturity redemption date and will not be subject to any sinking fund or mandatory redemption provisions.
Voting Rights

Holders of the Series B Preferred Stock will generally be entitled to vote only on certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series B Preferred Stock and for debt incurrence. However, if cash dividends on any outstanding Series B Preferred Stock have not been paid in full for any four consecutive or nonconsecutive quarterly periods, or if we fail to maintain the listing of the Series B Preferred Stock on a National Exchange for at least 180 consecutive days after the Series B Preferred Stock becomes eligible for listing on a National Exchange, the holders of the Series B Preferred Stock, voting separately as a class with holders of all other series of Parity Shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series B Preferred Stock becomes listed on a National Exchange or the dividend arrearage is eliminated.

Additionally, the affirmative consent of holders of at least two-thirds of the outstanding Series B Preferred Stock will be required for the issuance of any Senior Shares or for amendments to our articles of incorporation by merger or otherwise that would adversely affect the rights of holders of the Series B Preferred Stock. For more information regarding the voting rights of the Series B Preferred Stock, please see "Description of Series B Preferred Stock—Voting Rights."

Limitation on Additional Indebtedness

Additionally, the affirmative consent of holders of at least two-thirds of the outstanding Series B Preferred Stock is required so long as the Series B Preferred Stock has at least an aggregate of $5,000,000 in liquidation amount outstanding in order to allow us to incur additional Funded Indebtedness, after the date the first share of Series B Preferred Stock is issued in an aggregate amount greater than $1,000,000 outstanding at any time if the ratio of EBITDAX to Interest Payments, after taking into account such additional Funded Indebtedness, shall be less than 2:1, on a pro forma basis, for the two most recently completed fiscal quarters for which financial statements have been filed with the SEC immediately preceding such date of determination. For the definitions of "Funded Indebtedness," "Interest Payments," and "EBITDAX," please see section entitled "Description of Series B Preferred Stock—Voting Rights."

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of purchasing, owning, and disposing of Series B Preferred Stock are described in "Material U.S. Federal Income Tax Consequences" beginning on page S-48 of this prospectus supplement. You should consult your tax adviser with respect to the U.S. federal income tax consequences of owning the Series B Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction.

Listing and Market for Series B Preferred Stock

Subject to issuance, we anticipate that the shares of Series B Preferred Stock will be approved for listing on the NASDAQ Global Select Market under the symbol "FXENP." There is no established public trading market for the Series B Preferred Stock and such a market may not develop.

Form	The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company ("DTC"), except under limited circumstances.
Use of Proceeds

We estimate that, in the event that shares offered hereunder are sold at $25.00 per share, the net proceeds from this offering will be approximately $              million (or approximately $          million if the underwriters' option is exercised in full), after deducting the underwriting commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, including any proceeds from shares issued if the underwriters exercise their over-allotment option, to partially fund our ongoing capital expenditure program.

Risk Factors

Investing in the Series B Preferred Stock involves certain risks. You should carefully consider the information set forth in the section of this prospectus supplement titled "Risk Factors," in our reports filed with the SEC, which are incorporated by reference herein, and the other information included in or incorporated in this prospectus supplement, before deciding whether to invest in our Series B Preferred Stock.

Summary Historical Consolidated Financial Data

        The following summary financial data are derived from our audited consolidated financial statements and notes thereto. The information in the following table is only a summary. For more information that will help you better understand the summary data, you should read this financial data in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and related notes, and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and the other information that we have filed with the SEC and incorporated by reference herein. See "Where You Can Find More Information" beginning on page S-61 of this prospectus supplement. Our historical results of operations are not necessarily indicative of results to be expected for any future periods. Part-year results are not necessarily indicative of full year or future performance.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Oil and gas sales	$9,508	$9,446	$33,311	$34,461	$29,807
Oilfield services	5	42	1,218	2,137	5,631

Total revenues	9,513	9,488	34,529	36,598	35,438

Operating costs and expenses:
Lease operating expenses(1)	1,109	876	3,680	3,631	3,834
Exploration costs(2)	3,320	6,371	20,792	23,795	16,618
Impairment of oil and gas properties(3)	46	—	6,129	2,562	72
Asset retirement obligation gain	—	—	—	—	(52)
Oilfield services costs	128	132	1,179	1,610	4,458
Depreciation, depletion, and amortization	1,358	1,316	4,573	4,239	3,397
Accretion expense	24	22	90	63	68
Loss on sale of asset	—	—	—	49	—
Stock compensation	679	689	2,853	2,325	1,744
General and administrative costs (G&A)	1,953	1,824	8,836	8,369	8,396

Total operating costs and expenses	8,617	11,230	48,132	46,643	38,535

Operating income (loss)	896	(1,742)	(13,603)	(10,045)	(3,097)

Other income (expense):
Interest expense	(656)	(628)	(3,269)	(2,485)	(2,167)
Interest and other income	14	52	105	356	188
Foreign exchange (loss) gain	(1,216)	(9,125)	4,967	16,292	(23,448)

Total other (expense) income	(1,858)	(9,701)	1,803	14,163	(25,427)

Net income (loss)	$(962)	(11,443)	$(11,800)	$4,118	$(28,524)

Basic and diluted net income (loss) per common share	$(0.02)	$(0.22)	$(0.22)	$0.08	$(0.57)
Cash Flow Statement Data:
Net cash provided by (used in) operating activities	$4,400	$4,498	$2,308	$(1,233)	$(120)
Net cash used in investing activities	(6,207)	(5,521)	(27,945)	(16,350)	(18,486)
Net cash provided by financing activities	5,000	—	2,964	—	50,842
Balance Sheet Data:
Working capital(4)	$13,069	$24,806	$11,300	$30,395	$49,787
Total assets	104,584	99,803	100,692	105,954	110,224
Notes payable	50,000	33,000	45,000	40,000	40,000
Total stockholders' equity	44,523	50,615	43,545	54,799	58,627

(1)
Includes lease operating expenses and production taxes.
(2)
Includes geophysical and geological costs, exploratory dry hole costs, and nonproducing leasehold impairments.
(3)
Includes proved and unproved property write-downs relating to our properties in the United States and Poland.
(4)
Working capital represents current assets minus current liabilities.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information included or incorporated by reference in this prospectus supplement, including but not limited to the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and our Current Reports on Form 8-K filed from time to time with the SEC, and the accompanying prospectus, as supplemented by the risk factors set forth below, before making an investment decision. In evaluating us, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations, and cash flows. The trading price of our Series B Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to This Offering

The Series B Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series B Preferred Stock has no stated maturity date.

        The shares of Series B Preferred Stock are a new issuance of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Subject to issuance, we anticipate that our shares of Series B Preferred Stock will be approved for listing on the NASDAQ Global Select Market under the symbol "FXENP." An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series B Preferred Stock will be limited.

The market value of the Series B Preferred Stock could be adversely affected by various factors.

        The trading price of the shares of Series B Preferred Stock may depend on many factors, including:

  •
  market liquidity;

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, performance, and prospects.

For example, higher market interest rates could cause the market price of the Series B Preferred Stock to decrease.

We could be prevented from paying cash dividends on the Series B Preferred Stock.

        Although dividends on the Series B Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series B Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law.

        Under Nevada law, cash dividends on capital stock may not be paid if, after giving such dividend payment effect, we would be unable to pay our debts as they become due or our total assets would be less than our total liabilities. Unless we continue to have more assets than liabilities, our ability to pay cash dividends on the Series B Preferred Stock would require we pay dividends out of the excess of the amount of our assets over the amount of our liabilities, or about $44.5 million as of March 31, 2014.

Further, even if the amount of our assets exceeds our liabilities, we may not have sufficient cash to pay dividends on the Series B Preferred Stock.

        Our Senior Reserve-Based Lending Facility contains provisions that prohibit us from paying cash dividends or dividends paid in equity interests if a default or an event of default exists at the time of, or would be caused by, such payment. As such, we could become unable, on a temporary or permanent basis, to pay dividends, either in cash or in kind, on the shares of Series B Preferred Stock. Future debt, contractual provisions, or arrangements that we may enter into in the future may also restrict or prevent future dividend payments.

        The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions, and other factors affecting us as a whole. Accordingly, there is no guarantee that we will be able to pay any dividends on the Series B Preferred Stock.

We may depend on the ability of our subsidiaries to transfer funds to us to meet our dividend payment and other obligations.

        Our principal revenue generating activities are in Poland, and our ability to pay dividends, interest payments, loans, and other distributions is limited by the terms of the applicable repatriation requirements and limitations of our Senior Reserve-Based Lending Facility, as well as by our subsidiaries' operating results.

The Series B Preferred Stock has not been rated by any independent rating organization and our payment obligations with respect to the shares of Series B Preferred Stock will be effectively subordinate to all of our existing and future debt.

        The Series B Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, the Series B Preferred Stock will be subordinate to all of our existing and future debt and all future capital stock designated as senior to the Series B Preferred Stock with respect to dividend rights and rights upon our liquidation, winding up, or dissolution. As of March 31, 2014, our total outstanding indebtedness was approximately $50.0 million. We may incur additional indebtedness in the future, including increases in the amount drawn under our Senior Reserve-Based Lending Facility, to finance the development of new properties. The terms of the Series B Preferred Stock do not require us to obtain the approval of the holders of the Series B Preferred Stock prior to incurring additional indebtedness. Our obligation to repay borrowings, including any future draws, will be senior to the payment of dividends on the Series B Preferred Stock. Further, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on the Series B Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to the Series B Preferred Stock and would be required to be paid before any payments could be made to holders of the Series B Preferred Stock.

Investors should not expect us to redeem the Series B Preferred Stock on the date the Series B Preferred Stock becomes redeemable by us or on any particular date afterwards.

        The shares of Series B Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. By its terms, the Series B Preferred Stock may be redeemed by us at our option, either in whole or in part, at any time on or after                        , 2017, except upon the occurrence of a Change of Control. Any decision we may make at any time to redeem the Series B Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders' equity and general market conditions at that time.

You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion rights may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.

        Upon the occurrence of a Change of Control, each holder of the Series B Preferred Stock will have the right to convert some or all of their Series B Preferred Stock into shares of our common stock (or equivalent value of alternative consideration). Notwithstanding the foregoing, holders of Series B Preferred Stock will not be able to convert their stock if, prior to the date on which the common stock or securities of the acquiring entity are converted pursuant to a Change of Control, we have provided or provide notice of our election to redeem the Series B Preferred Stock, in which case, holders will have the right only with respect to shares of Series B Preferred Stock that are not selected for redemption unless we default in payment of the redemption price.

        Notwithstanding that we generally may not redeem the Series B Preferred Stock prior to                        , 2017, we have a right to redeem the Series B Preferred Stock in the event of such a Change of Control, and holders of the Series B Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date unless we default in payment of the redemption price. In addition, holders shall always have the right, up to any applicable redemption date, to convert the Series B Preferred Stock into our common stock at a Conversion Price of $            per share, as such Conversion Price may be adjusted. See "Description of Series B Preferred Stock—Holder Conversion Rights," "Description of Series B Preferred Stock—Optional Redemption," and "Description of Series B Preferred Stock—Special Redemption upon Change of Control."

        If we do not elect to redeem the Series B Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided to the holders of our Series B Preferred Stock, the holders will be limited to a maximum number of                    shares of our common stock (the "Share Cap"), multiplied by the number of shares of Series B Preferred Stock converted. If the Common Stock Price is less than $            per share (which is approximately 50% of the per-share closing sale price of our common stock reported on the NASDAQ Global Select Market on                    ), subject to adjustment, the holders will receive a maximum of                    shares of our common stock per share of Series B Preferred Stock, which may result in a holder receiving a value that is less than the liquidation preference of the Series B Preferred Stock, plus any accumulated unpaid dividends.

        In addition, the type of "Change of Control" transaction in which the conversion rights apply, and in which we have the right to redeem the Series B Preferred Stock, is very limited. A "Change of Control" shall be deemed to have occurred when, after any share of Series B Preferred Stock is originally issued by us, each of the following has occurred and is continuing: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our voting stock; (ii) we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) the consummation of our merger or share exchange with another entity when our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.

        In addition, the Change of Control conversion feature of the Series B Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring, or preventing certain Change of Control transactions of our company under circumstances that otherwise could provide the holders of our common stock and Series B Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

Holders of Series B Preferred Stock have extremely limited voting rights.

        Except as expressly stated in the Series B Preferred Stock Designation, as a holder of Series B Preferred Stock, you will not have any relative, participating, optional, or other special voting rights and powers, and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets, except to the extent that such transaction materially and adversely changes the express powers, preferences, rights, or privileges of the holders of Series B Preferred Stock. None of the provisions relating to the Series B Preferred Stock contains any provisions affording the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease, or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series B Preferred Stock, so long as the terms and rights of the holders of Series B Preferred Stock are not materially and adversely changed. See "Description of Series B Preferred Stock—Voting Rights" on page S-34 of this prospectus supplement.

The issuance of future offerings of preferred stock may adversely affect the value of the Series B Preferred Stock.

        Our articles of incorporation currently authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. The issuance of additional shares of Series B Preferred Stock and preferred stock that would rank on parity with the Series B Preferred Stock could have the effect of reducing the amounts available to the Series B Preferred Stock issued in this offering upon our liquidation, dissolution, or the winding up of our affairs. It also may reduce dividend payments on the Series B Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series B Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

        In addition, although holders of Series B Preferred Stock are entitled to limited voting rights, as described in "Description of the Series B Preferred Stock—Voting Rights," with respect to such matters, the Series B Preferred Stock will vote separately as a class along with the holders of all other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock. As a result, the voting rights of holders of Series B Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

        Future issuances and sales of preferred stock ranking on parity with the Series B Preferred Stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series B Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Corporate holders of the Series B Preferred Stock may be unable to use the dividends-received deduction.

        Distributions paid to corporate U.S. holders of the Series B Preferred Stock will be eligible for the dividends-received deduction only if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As of the date of this prospectus supplement, we do not believe we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If a distribution with respect to our Series B Preferred Stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends-received deduction. For additional information, see "Material U.S. Federal Income Tax Consequences" beginning on page S-48 of this prospectus supplement.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Series B Preferred Stock.

        If we are a United States real property holding corporation at any time within the five-year period preceding a disposition of Series B Preferred Stock or our common stock received with respect to the Series B Preferred Stock by a non-U.S. holder or the holder's holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a United States real property holding corporation, so long as the Series B Preferred Stock and our common stock are regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series B Preferred Stock or our common stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder's holding period) not more than 5% of the total outstanding shares of the Series B Preferred Stock or our common stock, as the case may be. We believe that we are not a United States real property holding corporation (and do not believe we will become a United States real property holding corporation in the future), in which case, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series B Preferred Stock or our common stock. For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences" beginning on page S-48 of this prospectus supplement.

Risks Relating to our Business

Proposed changes to the Polish hydrocarbon industry tax regime may increase royalty payments and taxes for the oil and gas industry.

        As a result of the political and administrative interest, in late 2012, the Polish government approved guidelines for new hydrocarbon legislation including, among other things, higher royalties on hydrocarbons produced, a new royalty tax, and a new cash flow tax based on the positive cumulate cash flow of exploration and development projects, as well as changes to how usufruct fees are determined and how concessions are awarded. The Minister of Environment was directed to prepare a draft law, which was published in early 2013. Proposed regulations are currently being reviewed by the Parliament.

        The recent draft new law, as approved by the government and sent to the Parliament, addresses the concession system and environmental regulation. Principal proposals for consideration include the replacement of the current three types of concessions with one concession for exploration and production; new requirements for prequalification for applicants for concessions; and increases of revenues to local authorities from oil and gas production. Administrative changes are aimed at improving concession administration.

        The new legislation is meant to increase governmental revenue from the oil and gas industry, with the stated intention for the total royalty and tax burden of an energy company to approach 40% of taxable income, which is approximately double that of the current fiscal regime. The new law, if approved by Parliament, would become effective January 1, 2015, at the earliest, with respect to the royalty regime, and January 1, 2020, with respect to new taxes. The new royalty and tax structure would be applicable to all production, without regard to when the well was drilled or the relevant concession granted.

        As the new draft law will be subject to extensive legislative review and may be significantly modified as compared to the version approved by the government, we are unable to estimate the impact of the law on our financial results or operations. However, any increase in royalties or income taxes to which we may be subject would have an adverse impact.

        While these draft proposals are being reviewed and considered, we may encounter delays or policy changes with respect to the approval by the Minister of Environment of changes to provisions of our concessions, such as our requests for extensions of work commitments or other modifications.

Currently unfolding political upheavals in Ukraine, Poland's neighbor to the southeast, could have unpredictable consequences in Poland and its gas industry.

        In recent weeks there has been a leadership change in Ukraine, along with the possibility of political or military intervention by Russia in the Crimean region of Ukraine, which has ethnic ties with Russia. The political and economic relationships between Ukraine and Russia remain tense and volatile. International sanctions against Russia are provoking retaliation. At least one gas pipeline enters Poland from Ukraine. We cannot predict how political events in Ukraine will unfold or whether or how such developments might impact Poland, its gas industry, or our activities there. We cannot assure that such developments and influences resulting from the conditions in Ukraine will not have an adverse effect on our activities in Poland.

We sell gas in Poland to PGNiG even though in some cases our interest in the concession, usufruct, well, or hydrocarbons produced is not reflected in any publicly or officially recorded document.

        Under current practice, the concession authority requires that concessions be owned by a single entity, without recognizing any minority record ownership such as would reflect our interest in those areas in which we previously have been granted a minority ownership. As such, our 49% interest in the Fences is supported by our joint operating agreement and our gas sales agreement with PGNiG and is dependent on PGNiG's continued compliance with applicable law, the usufruct, and the concession terms. The concession authority has granted oil and gas exploration rights on the Fences project area to PGNiG and has granted to us the oil and gas exploration rights on all other project areas in which we have an interest. PGNiG has a dominant position in these contracts.

        We have been selling gas in Poland to PGNiG for more than 10 years under joint operating agreements that establish our working interests in the various wells and specify the manner in which costs are borne and revenues from production are shared. In some instances, our working interests in these wells and associated acreage established under the operating agreements are not reflected in the public or official record at the concession authority. Further, our gas sales agreements with PGNiG require that PGNiG transfer to us our interest in the mining usufruct as a matter of record and specify other conditions precedent that have not been completed or satisfied. PGNiG's obligation to continue to pay us for our share of the gas produced from these wells rests on our bilateral contracts under which PGNiG recognizes our interest in, and pays us for, production.

USE OF PROCEEDS

        We estimate that, in the event that shares of Series B Preferred Stock offered by this prospectus supplement are sold at $25.00 per share, we will receive net proceeds of approximately $             million, if all offered shares are sold, from the sale of the Series B Preferred Stock offered by this prospectus supplement, after deducting the underwriting commissions and estimated expenses of this offering payable by us.

        We intend to use the net proceeds from this offering, including any proceeds from shares issued if the underwriters exercise their over-allotment option, to partially fund our ongoing capital expenditure program. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

 CAPITALIZATION

        The following table sets forth consolidated capitalization of FX Energy, Inc., as of March 31, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of all offered shares.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and the other information that we have filed with the SEC and incorporated by reference herein. The table below should also be read in conjunction with "Use of Proceeds." See "Where You Can Find More Information" beginning on page S-61 of this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$14,258

Debt:
Senior Reserve-Based Lending Facility	50,000
Stockholders' equity:
Preferred Stock, par value $0.001; 5,000,000 shares authorized
Series A Preferred Stock; 0 shares issued and outstanding	—
Series B Preferred Stock offered hereby; on an actual basis: no shares issued and outstanding; as adjusted for this offering: shares issued and outstanding	—
Common stock, par value $0.001; 100,000,000 shares authorized; 53,912,277 shares issued and outstanding	54
Additional paid-in capital	227,394
Cumulative translation adjustment	15,631
Accumulated deficit	(198,556)
Total shareholders' equity	44,523

Total capitalization	$94,523

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our historical ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated as follows:

			Year Ended December 31,
	Three Months Ended March 31, 2014
			2013		2012	2011		2010	2009
Ratio of earnings to fixed charges and preferred stock dividends(2)		(1)		(1)	2.7		(1)	0.6	0.2

(1)
The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover fixed charges for the periods presented. We had no historical earnings the quarter ended March 31, 2014, and the years ended December 31, 2013 and 2011, to apply toward our fixed charges. The amounts of the deficiencies were $(0.3) million for the quarter ended March 31, 2014, and $(8.5) million, and $(26.4) million for the years ended December 31, 2013 and 2011, respectively, for the ratio of earnings to fixed charges and preferred stock dividends. We had fixed charges related to long-term debt of $0.7 million for the quarter ended March 31, 2014, and $3.3 million, $2.5 million, $2.2 million, $1.9 million, and $0.7 million in 2013, 2012, 2011, 2010, and 2009, respectively. These ratios are based on continuing operations. "Earnings" is determined by adding:

  •
  income before income taxes, and

  •
  fixed charges, net of interest capitalized.

  "Fixed charges" consist of interest (whether expensed or capitalized) and, if appropriate, that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of FX Energy.

(2)
No Preferred Stock outstanding.

DESCRIPTION OF SERIES B PREFERRED STOCK

        The terms of the Series B Preferred Stock will be contained in a Series B Preferred Stock Designation, which will amend our articles of incorporation. The following description is a summary of the material provisions of the Series B Preferred Stock Designation. It does not purport to be complete. You are strongly encouraged to read the Series B Preferred Stock Designation because it, and not this description, defines your rights as a holder of shares of Series B Preferred Stock. We will include the Series B Preferred Stock Designation in a Form 8-A that we will file with the SEC.

General

        Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to the closing of this offering, our board of directors will establish the terms of the Series B Preferred Stock, which are described below.

        When issued, the Series B Preferred Stock will be validly issued, fully paid, and nonassessable. The holders of the Series B Preferred Stock will have no preemptive rights with respect to any of our common stock or any securities convertible into or carrying rights or options to purchase any such common stock. The Series B Preferred Stock will not be subject to any sinking fund or other obligation that we redeem or retire the Series B Preferred Stock, but we may redeem the Series B Preferred Stock as described below under "—Redemption." Unless redeemed or repurchased by us, or converted in the manner described below under "—Holder Conversion Rights" or "—Market Trigger Conversion," the Series B Preferred Stock will have a perpetual term with no maturity.

        Under the terms and subject to the conditions contained in the underwriting agreement with the underwriters (see "Underwriting"), we have agreed to issue and sell to the underwriters, and the underwriters have agreed to purchase                shares of Series B Preferred Stock. The underwriters have an option to purchase a maximum of                additional shares of Series B Preferred Stock to cover over-allotments. However, one of the conditions to our obligation to sell any of the shares of Series B Preferred Stock through the underwriters is that, upon the closing of the offering, the shares would qualify for listing on the NASDAQ Global Select Market. In order to list, the NASDAQ Global Select Market requires that at least 200,000 shares of Series B Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $4,000,000 in shares. The NASDAQ Global Select Market also requires that the Series B Preferred Stock have a minimum bid price at $4.00 and have at least three registered and active market makers.

        Subject to issuance, we anticipate that the shares of Series B Preferred Stock will be approved for listing on the NASDAQ Global Select Market under the symbol "FXENP."

        The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, DTC, except in limited circumstances. See "Description of Series B Preferred Stock—Book-Entry Procedures" below.

        The transfer agent, registrar, and dividend disbursing agent for the Series B Preferred Stock will be Fidelity Transfer Company.

Ranking

        The Series B Preferred Stock will rank: (i) senior to all of our common stock, Series A Preferred Stock, and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up, referred to as Junior Shares; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up, referred to as Parity Shares; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and all other series of Voting Preferred Shares), referred to as Senior Shares; and (iv) junior to all of our existing and future indebtedness.

Dividends

        Holders of the Series B Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of      % per annum of the $25.00 per share liquidation preference, equivalent to $             per annum per share.

        The offering of Series B Preferred Stock contemplated by this prospectus supplement is our first issuance of shares of this series. With respect to shares of Series B Preferred Stock issued pursuant to this prospectus supplement, dividends will accrue from (but excluding) the initial date of issuance of the first share of the Series B Preferred Stock and payment will be made on the last day of each January, April, July, and October, commencing on                        , 2014. Any other subsequently issued shares of Series B Preferred Stock will become entitled to dividends commencing on the first record date following the date of issuance, with dividends to be paid at the end of the quarter to such holders of record. Dividends will be payable quarterly in arrears on the last day of each quarter; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday, and additional interest will not accrue during this period. Dividends payable on the shares of Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as discussed above, we will pay dividends to holders of record as they appear in our stockholder records at the close of business on the applicable record date, which will be the tenth day preceding the applicable payment date, or such other date we establish, no less than 10 days and no more than 30 days preceding the payment date.

        We will not declare, pay, or set aside for payment any dividend on the shares of Series B Preferred Stock if the terms of any Senior Shares or any of any agreement, including documents relating to our indebtedness, prohibit that declaration, payment, or setting aside of funds or provide that the declaration, payment, or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment, or setting aside of funds is restricted or prohibited by law. As such, we could become unable, on a temporary or permanent basis, to pay cash dividends on the shares of Series B Preferred Stock. In addition, future debt, contractual covenants, or arrangements we may enter into may restrict or prevent future dividend payments. The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions, and other factors affecting us as a whole.

        Notwithstanding the foregoing, however, dividends on the shares of Series B Preferred Stock will accrue regardless of whether: (i) the terms of any Senior Shares or our agreements, including any documents relating to our indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series B Preferred Stock will not bear interest, and holders of the shares of Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series B Preferred Stock will be credited to the previously accrued dividends on the shares of Series B Preferred Stock. We will credit any dividends paid on the shares of Series B Preferred Stock first to the earliest accrued and unpaid dividend due.

        We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other Junior Shares, or redeem, purchase, or otherwise acquire shares of common stock or other Junior Shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series B Preferred Stock for all past dividend periods.

        If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series B Preferred Stock and all Parity Shares, the amount that we have declared will be allocated pro-rata to the shares of Series B Preferred Stock and to each Parity Share so that the amount declared for each share of Series B Preferred Stock and for each Parity Share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

        If we have committed a Dividend Default, then: (i) the annual dividend rate on the Series B Preferred Stock will be increased to the Penalty Rate, commencing on the first day after the dividend payment date on which such dividend default occurs; and (ii) the holders of the Series B Preferred Stock will have the voting rights discussed below. See "Description of Series B Preferred Stock—Voting Rights." Once all accumulated and unpaid dividends have been paid in full and cash dividends at the Penalty Rate have been paid in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate, and the foregoing provisions will not be applicable, unless we again fail to pay any quarterly dividend for any future quarter.

Failure to Maintain National Market Listing of Series B Preferred Stock

        Once the Series B Preferred Stock is eligible for listing, if we fail to maintain the listing of the Series B Preferred Stock on a National Exchange for at least 180 consecutive days, then: (i) the annual dividend rate on the Series B Preferred Stock will be increased to the Penalty Rate commencing on the 181st day, in a period of 181 consecutive days, that the Series B Preferred Stock is not listed on a National Exchange; and (ii) holders of Series B Preferred Stock will have the voting rights described below. See "—Voting Rights." When the Series B Preferred Stock is once again listed on a National Exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series B Preferred Stock is again no longer listed on a National Exchange.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of Junior Shares in the distribution of assets upon any liquidation, dissolution, or winding up of our company, the holders of Series B Preferred Stock and all other such classes or series of Parity Shares shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Stock and the corresponding amounts payable on all Senior Shares and Parity Shares, then after payment of the liquidating distribution on all outstanding Senior Shares, the holders of the Series B Preferred Stock and all other such classes or series of Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of our company with or into any other entity, the sale, lease, or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution, or winding up of our company.

        The Series B Preferred Stock Designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Preferred Stock.

Redemption

  General

        We may not redeem the Series B Preferred Stock prior to                        , 2017, except following a Change of Control, as described below in this prospectus supplement. On or after                        , 2017, we, at our option, upon not less than 30 or more than 60 days' written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares may be redeemed pro-rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

        Unless full cumulative dividends on all Series B Preferred Stock and all Parity Shares shall have been or contemporaneously are declared and paid, or declared, and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series B Preferred Stock or Parity Shares shall be redeemed unless all outstanding Series B Preferred Stock and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and Parity Shares. Furthermore, unless full cumulative dividends on all outstanding Series B Preferred Stock and Parity Shares have been or contemporaneously are declared and paid, or declared, and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any Series B Preferred Stock or Parity Shares (except by conversion into or exchange for our Junior Shares and Parity Shares).

        From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series B Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series B Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

  Procedures

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series B Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price of $25.00 per share of Series B

Preferred Stock, plus any accrued and unpaid dividends through the date of redemption; (iv) the place or places where any certificates issued for Series B Preferred Stock other than through the DTC book-entry described below, are to be surrendered for payment of the redemption price; (v) that dividends on the Series B Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder.

        At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, or an affiliate of a bank or trust company, that has capital and surplus of at least $50 million, in which case, the notice to holders of the Series B Preferred Stock will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates issued for Series B Preferred Stock other than through the DTC book-entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series B Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series B Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

        On or after the date fixed for redemption, each holder of shares of Series B Preferred Stock that holds a certificate other than through the DTC book-entry described below must present and surrender each certificate representing its Series B Preferred Stock to us at the place designated in the applicable notice, and thereupon, the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Preferred Stock as the owner thereof, each surrendered certificate will be canceled, and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

        If we redeem any shares of Series B Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date and shall not be payable as part of the redemption price for such shares.

  Special Redemption upon Change of Control

        Following our Change of Control, we (or the acquiring entity) will have the option to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Control has occurred, for cash, at a redemption price of $25.00 per share, plus accumulated accrued and unpaid dividends to, but not including, the date of redemption. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series B Preferred Stock into our common stock at a Conversion Price of $        per share, as such Conversion Price may be adjusted.

        A "Change of Control" shall be deemed to have occurred when, after any share of Series B Preferred Stock is originally issued by us, any of the following has occurred and is continuing: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our voting stock; (ii) we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of our merger or share exchange with another entity when our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.

Holder Conversion Rights

        Each outstanding share of Series B Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by an initial Conversion Price of $        . A share of Series B Preferred Stock called for redemption shall be convertible into shares of our common stock up to and including, but not after, the close of business on the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

        To exercise the conversion right, the holder of each share of Series B Preferred Stock to be converted shall surrender the certificate representing such share, if certificated, duly endorsed or assigned to us or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the "Conversion Notice") specifying the number of shares of Series B Preferred Stock to be converted, the name in which the share of the common stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Series B Preferred Stock are not certificated, the holder must deliver evidence of ownership satisfactory to us and the transfer agent. Unless the shares of common stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Series B Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to us, duly executed by the holder or the holder's duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of common stock in such name (or evidence reasonably satisfactory to us demonstrating that such taxes have been paid).

        Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series B Preferred Stock as described under "—Redemption," in which case, such holder will only have the right with respect to the shares of Series B Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends, in which case, such holder will again have a conversion right with respect to the shares of Series B Preferred Stock subject to such default in payment)) to convert some or all of the Series B Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock (the "Common Stock Conversion Consideration"), which is equal to the lesser of:

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  quotient obtained by dividing: (i) the sum of the $25.00 liquidation preference per preferred share, plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for any Series B Preferred Stock dividend payment and prior to the corresponding Series B Preferred Stock dividend payment date, in which case, no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the "Conversion Rate"); and

  •
  the Share Cap, subject to certain adjustments described below.

        Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series B Preferred Stock into our common stock at a Conversion Price of $        per share, as such Conversion Price may be adjusted.

        The Share Cap is subject to pro-rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions, or combinations of our common stock (in each case, a "Share Split"). The adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying the Share Cap in effect immediately prior to such Share Split by a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

        For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed                  shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to an increase to the extent the underwriters' over-allotment option to purchase additional shares of Series B Preferred Stock is exercised, not to exceed                  shares of common stock in total (or equivalent Alternate Conversion Consideration, if applicable) (the "Exchange Cap"). The Exchange Cap is subject to corresponding adjustment upon any adjustment to the Share Cap described in the immediately preceding paragraph and any pro-rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

        In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities, or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to herein as the "Conversion Consideration."

        If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including pro-rata reductions applicable to any portion of the consideration payable in the Change of Control.

        We will not issue fractional shares of common stock upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares.

        Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

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  the events constituting the Change of Control;

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  the date of the Change of Control;

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  the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;

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  the method and period for calculating the Common Stock Price;

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  the Change of Control Conversion Date;

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  that if, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem all or any portion of the Series B Preferred Stock, holders will not be able to convert Series B Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;

  •
  the name and address of the paying agent and the conversion agent;

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  the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right; and

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  the last date on which holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

        We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire, or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.

        To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written Conversion Notice completed, to our transfer agent or, in the case of Series B Preferred Stock held in global form, comply with the applicable procedures of DTC. The Conversion Notice must state:

  •
  the relevant Change of Control Conversion Date;

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  the number of shares of Series B Preferred Stock to be converted; and

  •
  that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.

        The "Change of Control Conversion Date" is the date the Series B Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days or more than 35 days after the date on which we provide the notice described above to the holders of Series B Preferred Stock.

        The "Common Stock Price" will be: (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock; or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash: (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded; or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

        Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  •
  the number of withdrawn shares of Series B Preferred Stock;

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  if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and

  •
  the number of shares of Series B Preferred Stock, if any, that remains subject to the Conversion Notice.

        Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the Conversion Notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

        Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the Conversion Notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series B Preferred Stock. If we elect to redeem Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Stock will not be so converted, and the holders of such shares will be entitled to receive on the applicable redemption date the applicable redemption price per share of Series B Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

        We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

        In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of our common stock or other property.

        The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over us.

Market Trigger Conversion

        We, at our option, may cause the Series B Preferred Stock to be converted in whole or in part, on a pro-rata basis, into that number of fully paid and nonassessable shares of common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by the Conversion Price if the Trading Price of the common stock shall have equaled or exceeded 120% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the "Market Trigger"). Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such conversion (unless previously converted at the option of the holder).

        No greater than 60 nor fewer than 20 days prior to the date of any such Market Trigger conversion, notice by first-class mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock to be converted, addressed to such holders at their last addresses as shown on our stock transfer books. Each such notice shall specify the date fixed for conversion, the place or places for surrender of shares of Series B Preferred Stock and the then-effective Conversion Price.

        As used herein, "Trading Price" of a security on any trading day (excluding any after-hours trading as of such date) shall mean:

          (a)   the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or quoted on the NASDAQ, or if such security is not listed or admitted to trading or quoted on the NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the National Exchange on or in which such security is listed or admitted to trading;

          (b)   if such security is not listed on, admitted to trading, or quoted on the NASDAQ or a National Exchange on that date, the last price quoted by Interactive Data Corporation for that security on the date, or if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

          (c)   if such security is not so quoted, the average mid-point of the last bid and ask prices for such security on that date from at least two dealers recognized as market-makers for such security selected by us for this purpose; or

          (d)   if such security is not so quoted, the average of the last bid and ask prices for such security on that date from a dealer engaged in the trading of such securities selected by us for such purpose.

        Except as provided above, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property. Except as provided above in connection with a Change of Control, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

        Except as indicated below, the holders of Series B Preferred Stock will have no voting rights.

        If and whenever either: (i) cash dividends on any outstanding Series B Preferred Stock have not been paid in full for any four consecutive or nonconsecutive quarterly periods, whether or not earned or declared; or (ii) once the Series B Preferred Stock is eligible for listing on a National Exchange, we fail to maintain the listing of the Series B Preferred Stock on such National Exchange, for a period of at least 180 consecutive days, the number of directors then constituting our board of directors will increase by at least two (such exact number to be fixed by our board of directors in accordance with our bylaws), and the holders of Series B Preferred Stock, voting together as a class with the holders of any other Parity Shares upon which like voting rights have been conferred (any such other series, being

"Voting Preferred Shares"), will have the right to elect two additional directors to serve on our board of directors (as long as such additional directors were not previously elected by the holders of other securities with similar voting rights). Such directors shall be nominated for election at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series B Preferred Stock and such Voting Preferred Shares called at the request of any holder of record of the Series B Preferred Stock or by a holder of such Voting Preferred Shares and at each subsequent annual meeting of stockholders, all in accordance with our bylaws, until we have paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full and have paid accrued dividends for all quarterly dividend periods during the two most recently completed quarterly dividend periods in full in cash at the Penalty Rate, or until the Series B Preferred Stock is again subject to a national market listing, as applicable. The term of office of all directors so elected will terminate with the termination of such voting rights.

        The approval of two-thirds of the outstanding Series B Preferred Stock and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to: (i) amend our articles of incorporation if such amendment materially and adversely affects the rights, preferences, or voting power of the holders of the Series B Preferred Stock or the Voting Preferred Shares; (ii) enter into a statutory share exchange that affects the Series B Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series B Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption thereof identical to that of the Series B Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series B Preferred Stock); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up.

        For avoidance of doubt, we may create additional classes of Parity Shares and shares ranking junior to the Series B Preferred Stock as to dividends or upon liquidation (each, referred to as Junior Shares) and increase the authorized number of Series B Preferred Stock and any other series of Parity Shares and Junior Shares without the consent of any holder of Series B Preferred Stock.

        The foregoing voting provisions will not apply to shares of Series B Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, such Series B Preferred Stock (i) have been redeemed in accordance with their terms, (ii) have been called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption, (iii) have been converted into shares of our common stock in accordance with their terms or (iv) are the subject of a properly exercised and not withdrawn Change of Control Conversion Right.

        Except as provided above, the holders of Series B Preferred Stock are not entitled to vote on any merger or consolidation involving our company or a sale of all or substantially all of our assets or any amendment to our articles of incorporation.

Limitation on Additional Indebtedness

        Additionally, so long as the Series B Preferred Stock has at least an aggregate of $5,000,000 in liquidation amount outstanding, the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for us to incur additional Funded Indebtedness, after the date the first share of Series B Preferred Stock is issued, in an aggregate amount greater than $1,000,000 outstanding at any time if the ratio of EBITDAX to Interest Payments, after taking into account such additional Funded Indebtedness, shall be less than 2:1, on a pro forma basis, for the two most recently completed fiscal quarters for which financial statements have been filed with the SEC immediately preceding such date of determination.

        For purposes of the foregoing, the following terms shall have the following meanings:

  "Interest Payments" shall mean for any period, the amount of interest expense, both expensed and capitalized, of the Company and our subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of all Funded Indebtedness (whether incurred prior to or after the date hereof), determined on a consolidated basis, in accordance with GAAP.

  "EBITDAX" shall mean for any period, the sum of net income plus interest expense, plus tax expense, plus depreciation expense, plus depletion expense, plus amortization expense, plus exploration expense, plus any other noncash expense deducted in calculating net income (such as accretion and impairment expenses) of the Company and our subsidiaries, determined on a consolidated basis in accordance with GAAP.

  "Funded Indebtedness" of any Person shall mean, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken, or assumed as the deferred purchase price of property or services, other than "capital leases" in accordance with GAAP and trade payables entered into in the ordinary course of business; (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds, and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures, or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and (vi) all monetary obligations under any leasing or similar arrangement, not classified as a capital lease in accordance with GAAP; provided, however, that in no event shall capital leases or loans incurred to purchase capital equipment be considered Funded Indebtedness.

  "GAAP" means generally accepted accounting principles in the United States of America.

  "Person" shall mean any individual, firm, partnership, limited liability company, corporation, or other entity, and shall include any successor (by merger or otherwise) of such entity.

Information Rights

        During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in our record books, and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. We will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Book-Entry Procedures

        DTC will act as securities depositary for the Series B Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC's nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series B Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series B Preferred Stock that you purchase, unless DTC's services are discontinued as described below.

        Title to book-entry interests in the Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

        Each person owning a beneficial interest in the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NASDAQ Global Select Market, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as "Indirect Participants." The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

        When you purchase the Series B Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series B Preferred Stock on DTC's records. You, as the actual owner of the Series B Preferred Stock, are the "beneficial owner." Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts Series B Preferred Stock are credited.

        You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series B Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

        Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

        The laws of some states may require that specified purchasers of securities take physical delivery of the Series B Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series B Preferred Stock.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We understand that, under DTC's existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action that a holder is entitled to take under our articles of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant's holdings of Series B Preferred Stock in accordance with its procedures.

        In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series B Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

        Dividends on the Series B Preferred Stock will be made directly to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that payment date.

        Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, us, or any of our agents.

        DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

        Initial settlement for the Series B Preferred Stock will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

Direct Registration System

        Our Series B Preferred Stock is registered in book-entry form through the Direct Registration System (the "DRS"). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Series B Preferred Stock holders entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership, disposition, and conversion of the Series B Preferred Stock offered by this prospectus supplement and the ownership and disposition of any common stock received with respect to the Series B Preferred Stock. This discussion only applies to purchasers who purchase and hold the Series B Preferred Stock, and any common stock received in respect thereof, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series B Preferred Stock, or common stock received in respect thereof, in light of its particular circumstances.

        This discussion is based upon provisions of the Code, Treasury regulations, rulings, and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, or may be subject to different interpretations which could result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding, converting, or disposing of the Series B Preferred Stock. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local, or other tax considerations that may be relevant to a purchaser or holder of Series B Preferred Stock, or common stock received in respect thereof, in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series B Preferred Stock or common stock who is subject to special treatment under U.S. federal income tax laws, such as:

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  a bank, insurance company, or other financial institution;

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  a corporation that accumulates earnings to avoid U.S. federal income tax;

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  an entity that is tax-exempt for U.S. federal income tax purposes;

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  a broker-dealer, regulated investment company, or real estate investment trust;

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  a person holding our Series B Preferred Stock or common stock received in respect thereof as part of a hedge, straddle, conversion, or other "synthetic security" or integrated transaction;

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  a former U.S. citizen or long-term resident of the United States;

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  a person subject to the alternative minimum tax;

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  a partnership or other pass-through entity and holders of interests therein; and

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  a pension or other employee benefit plan.

        If an entity treated as a partnership for U.S. federal income tax purposes holds Series B Preferred Stock or common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Series B Preferred Stock, you should consult your tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Series B Preferred Stock or common stock received in respect thereof.

        This discussion cannot be used by any holder for the purpose of avoiding federal tax penalties that may be imposed on such holder. If you are considering the purchase of our Series B Preferred Stock, you should consult your own tax advisers concerning the U.S. federal income tax consequences of purchasing, owning, and disposing of our Series B Preferred Stock and any common stock received in respect thereof in light of your particular circumstances and any consequences arising under U.S. estate or gift tax laws or under the laws of applicable state, local, or foreign taxing jurisdictions. You should also consult with your tax advisers concerning any possible enactment of legislation that would affect your investment in our Series B Preferred Stock or our common stock received in respect thereof in your particular circumstances.

U.S. Holders

        You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of our Series B Preferred Stock or our common stock and you are for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it: (a) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust; or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

  Distributions

        Cash distributions that are made with respect to the Series B Preferred Stock or common stock generally will be characterized as dividends when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series B Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Series B Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter, as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Series B Preferred Stock or common stock, as the case may be, for more than one-year at the time of the distribution. As of the date of this prospectus supplement, we do not believe we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes.

        Distributions treated as dividends that are received by individual holders of Series B Preferred Stock or common stock generally are subject to a reduced maximum tax rate of 20%, subject to certain holding period and other requirements. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as "investment income," which may be offset against investment expenses. Also, if a dividend received by an individual stockholder that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of Section 1059 of the Code, any loss recognized by such individual stockholder on a subsequent disposition of the Series B Preferred Stock or common stock will be treated as long-term capital loss to the extent of such "extraordinary dividend," irrespective of such stockholder's holding period for the Series B Preferred Stock or common stock. As discussed in "Additional Tax on Net Investment Income" below, an additional tax is imposed on individuals, estates, and trusts at a rate of 3.8% on the lesser of net investment income or the excess of modified adjusted gross income over statutory amounts based on the individual's filing status. Individual stockholders should consult their own tax advisers regarding the implications of these rules in light of their particular circumstances.

        Distributions treated as dividends that are received by corporations generally will be eligible for the dividends-received deduction subject to applicable limitations. If a corporate stockholder receives a dividend on the Series B Preferred Stock or common stock that is an "extraordinary dividend" within the meaning of Section 1059 of the Code, the stockholder in certain instances must reduce its tax basis (but not below zero) in the Series B Preferred Stock or common stock by the amount of the "nontaxed portion" of such "extraordinary dividend" that results from the application of the dividends received deduction. If the "nontaxed portion" of such "extraordinary dividend" exceeds such corporate stockholder's tax basis, any excess will be taxed as gain as if such stockholder had disposed of its Series B Preferred Stock or common stock in the year the "extraordinary dividend" is paid. As described above, we may not have sufficient earnings and profits in 2013 or in future years to cause distributions on our Series B Preferred Stock (or on our common stock) to be treated as dividends for U.S. federal income tax purposes. Each corporate U.S. holder of Series B Preferred Stock or common stock is urged to consult with its tax adviser with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives.

  Constructive Dividends

        If the Series B Preferred Stock is issued at a price less than the redemption price, because we may call for the redemption of the Series B Preferred Stock under certain circumstances, the holder of the Series B Preferred Stock may be treated as receiving periodically a constructive distribution of additional stock on the Series B Preferred Stock that would be taxable in the same manner as cash distributions. Under Treasury regulations, such constructive distribution would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to our right to redeem the Series B Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting "20%" for the phrase "50%"); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under Section 1272 of the Code and the Treasury Regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer's right to redeem is more likely than not to occur, and the issuer's right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We believe that our right to call for the redemption of the Series B Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

  Conversion into Common Stock

        As discussed above, each stockholder of our Series B Preferred Stock generally will have the right to convert the Series B Preferred Stock held by such holder, and upon a Market Trigger, we may cause the Series B Preferred Stock to be converted, into a number of shares of our common stock. Please see "Description of Series B Preferred Stock—Holder Conversion Rights" and "—Market Trigger Conversion."

        Except as discussed below, a U.S. holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series B Preferred Stock, except to the extent that any cash or common stock received is attributable to accumulated and unpaid dividends on the Series B Preferred Stock, which will be treated as described above under "—Distributions." The adjusted tax basis of shares of common stock received on conversion, other than shares of common stock attributable to accumulated but unpaid dividends, generally will equal the adjusted tax basis of our Series B Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash), and the holding period of such common stock received on conversion generally will include the period during which the U.S. holder held its converted Series B Preferred Stock prior to conversion. A U.S. holder's adjusted tax basis in any shares of common stock received attributable to accumulated but unpaid dividends will equal the fair market value of such common stock on the conversion date, and a U.S. holder's holding period for such shares shall begin on the day after receipt thereof.

        Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and any gain or loss will be recognized in an amount equal to the difference between the amount of cash received in lieu of the fractional common share and the adjusted tax basis allocable to the fractional common share deemed exchanged.

  Sale, Exchange, Redemption, or other Disposition of Series B Preferred Stock or Common Stock

        Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series B Preferred Stock or any common stock received in respect thereof, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder's adjusted tax basis in the Series B Preferred Stock or common stock, as applicable. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Series B Preferred Stock or common stock, as applicable, is more than one year at the time of such disposition. Long-term capital gains of individuals generally are subject to a reduced maximum tax rate of 20%. The deductibility of net capital losses by both corporate and noncorporate taxpayers is subject to limitations. Each U.S. holder should consult its own tax adviser to determine the deductibility of any net capital losses. In addition, gains recognized by individuals, estates, and trusts could be subject to the 3.8% tax on investment income discussed below in "Additional Tax on Net Investment Income."

        A payment made in redemption of Series B Preferred Stock may be treated as a distribution, rather than as payment in exchange for the Series B Preferred Stock, unless the redemption:

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  is "not essentially equivalent to a dividend" with respect to a U.S. holder under Section 302(b)(1) of the Code;

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  is a "substantially disproportionate" redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

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  results in a "complete redemption" of a U.S. holder's stock interest in us under Section 302(b)(3) of the Code; or

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  is a redemption of stock held by a non-corporate stockholder, where such redemption results in a partial liquidation of us under Section 302(b)(4) of the Code.

        In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series B Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code. If a U.S. holder owns only an insubstantial percentage of our Series B Preferred Stock and does not participate in our control or management, a redemption of such stockholder's Series B Preferred Stock generally will qualify for sale or exchange treatment.

        U.S. holders of Series B Preferred Stock should consult their own tax advisers to determine whether a payment made in redemption of Series B Preferred Stock will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for the Series B Preferred Stock in their particular circumstances. If the redemption payment is treated as a distribution, the rules discussed above in "Distributions" will apply, and U.S. holders should consult their tax advisers regarding the consequences of the redemption, including the consequences if we have no current and accumulated earnings and profits and effects on the adjusted tax basis in the stockholder's remaining Series B Preferred Stock. If the redemption is treated as occurring pursuant to a sale or exchange of our Series B Preferred Stock, the rules discussed in the first paragraph of this section "Sale, Exchange, Redemption, or Other Disposition of Series B Preferred Stock or Common Stock" will apply.

  Information Reporting and Backup Withholding

        Information returns generally will be filed with the IRS pertaining to distributions we make on the Series B Preferred Stock or common stock and to certain payments of proceeds on the sale or other disposition of the Series B Preferred Stock or common stock. Certain U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series B Preferred Stock or common stock and on certain payments of proceeds on the sale or other disposition of the Series B Preferred Stock or common stock unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder's U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

        The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership, disposition, and conversion of the Series B Preferred Stock, and of the ownership and disposition of any common stock received with respect thereto, by certain "non-U.S. holders." For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of Series B Preferred Stock or common stock and you are an individual, corporation, estate, or trust that is not a U.S. holder.

  Distributions

        In general, distributions made with respect to the Series B Preferred Stock or common stock received with respect thereto will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. To the extent that the amount of a distribution with respect to our Series B Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the non-U.S. holder's adjusted tax basis in such Series B Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain, the tax treatment of which is discussed below under "Sale, Exchange, Redemption, or other Disposition of Series B Preferred Stock or Common Stock."

        Distributions paid to a non-U.S. holder of the Series B Preferred Stock or common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of the Series B Preferred Stock or common stock that wishes to claim the benefit of an applicable treaty rate will be required to: (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such stockholder is not a United States person, as defined under the Code, and is eligible for treaty benefits; or (b) if the Series B Preferred Stock or common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

        As described above, at the time of this prospectus supplement, we do not believe that we have any accumulated earnings and profits for U.S. federal income tax purposes and may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes. As described below under "Sale, Exchange, Redemption, or other Disposition of Series B Preferred Stock or Common Stock," we believe that we are not a United States real property holding corporation (a "USRPHC") for U.S. federal income tax purposes, and do not believe we will become a USRPHC in the future. In that event, distributions to non-U.S. holders in excess of our current and accumulated earnings and profits will not generally be subject to U.S. taxation. If, however, we are treated as a USRPHC, the portion of the distribution in excess of our current and accumulated earnings and profits may be subject to the withholding rules described above at a rate not less than 10% unless an applicable income tax treaty specifically provides for a lower rate for distributions from a USRPHC.

        A non-U.S. holder of the Series B Preferred Stock or common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

  Sale, Exchange, Redemption, or other Disposition of Series B Preferred Stock or Common Stock

        Any gain realized by a non-U.S. holder on the sale, exchange, redemption (except as discussed below), or other disposition of the Series B Preferred Stock or any common stock received with respect thereto will generally not be subject to U.S. federal income or withholding tax unless:

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  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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  we are, or have been during the shorter of the stockholder's holding period or the five-year period preceding the stockholder's disposition of the Series B Preferred Stock or common stock, a USRPHC for U.S. federal income tax purposes.

        A non-U.S. holder whose gain is described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. If the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (unless an applicable income tax treaty provides for a lower rate) on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

        We believe we currently are not a USRPHC (and do not believe we will become a USRPHC in the future) and, in that event, gain realized by a non-U.S. holder on the sale, exchange, redemption, or disposition of the Series B Preferred Stock or any common stock received with respect thereto will not be subject to U.S. federal income or withholding tax under the third bullet point above. However, if we are a USRPHC during either of the periods described in the third bullet point above, and so long as the Series B Preferred Stock and our common stock are considered to be "regularly traded on an established securities market," only a non-U.S. holder that actually or constructively owns more than 5% of the Series B Preferred Stock or 5% of our common stock, as the case may be, at any time during the five-year period ending on the date of the disposition of the Series B Preferred Stock or common stock, as the case may be, will be subject to U.S. federal income tax on the disposition thereof by reason of our being a USRPHC. A non-U.S. holder that exceeds the ownership threshold described above will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates with respect to any gain recognized on a disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code and would be required to file a U.S. tax return to report such gain. If the Series B Preferred Stock or our common stock were not considered to be regularly traded on an established securities market at a time when we were treated as a USRPHC, then a non-U.S. holder of Series B Preferred Stock or common stock, as the case may be, would be taxable on a disposition thereof without regard to the percentage of the Series B Preferred Stock or common stock actually or constructively owned by such non-U.S. holder, and the proceeds of such disposition may be subject to withholding at a rate of 10%.

        If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series B Preferred Stock under the rules described above, a redemption of the Series B Preferred Stock will be a taxable event. If the redemption is treated for U.S. federal income tax purposes as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize capital gain or loss (either short or long term capital gain or loss, as discussed above) equal to the difference between the amount of cash and the fair market value of property received and the non-U.S. holder's adjusted tax basis in the Series B Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series B Preferred Stock, the receipt of such cash generally will be subject to the rules discussed above in "Non-U.S. Holders—Distributions." A payment made in redemption of Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series B Preferred Stock, in the same circumstances discussed above under "U.S. Holders—Sale, Exchange, Redemption, or Other Disposition of Series B Preferred Stock or Common Stock." Each non-U.S. holder of Series B Preferred Stock should consult its own tax advisers to determine whether a payment made in redemption of Series B Preferred Stock will be treated as a dividend or as payment in exchange for the Series B Preferred Stock.

        Non-U.S. holders that are considering an investment in our Series B Preferred Stock are encouraged to consult their own tax advisers with respect to the U.S. federal income tax consequences of the ownership and disposition of Series B Preferred Stock or common stock.

  Conversion into Common Stock

        As discussed above, each stockholder of our Series B Preferred Stock generally will have the right to convert the Series B Preferred Stock held by such stockholder and, upon a Market Trigger, we may cause the Series B Preferred Stock to be converted into a number of shares of our common stock. Please see "Description of Series B Preferred Stock—Holder Conversion Rights" and "—Market Trigger Conversion."

        Non-U.S. holders generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series B Preferred Stock, except to the extent of any cash received in lieu of fractional shares (which generally will be subject to U.S. federal income tax as a redemption to the extent described above under "Non-U.S. holders—Sale, Exchange, Redemption, or other Disposition of Series B Preferred Stock or Common Stock"). It is possible that dividend income may be recognized with respect to any common stock treated as received in respect of any accumulated but unpaid dividends. In such case, any U.S. federal withholding tax on common stock treated as a dividend may be satisfied by the withholding agent through a sale of a portion of the shares of common stock you receive as a dividend or may be withheld from cash dividends, shares of our common stock, or sale proceeds subsequently paid or credited to you. The adjusted tax basis of common stock received on conversion, other than shares of common stock attributable to accumulated but unpaid dividends, generally will equal the adjusted tax basis of our Series B Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash), and the holding period of such common stock received on conversion generally will include the period during which the non-U.S. holder held its converted Series B Preferred Stock prior to conversion. A non-U.S. holder's adjusted tax basis in any shares of common stock received with respect to accumulated but unpaid dividends will equal the fair market value of such common stock on the conversion date, and a non-U.S. holder's holding period for such shares shall begin on the day after receipt thereof.

        Notwithstanding these general rules, if the Series B Preferred Stock and the common stock are considered to be regularly traded on an established securities market at a time when we were treated as a USRPHC, and a non-U.S. holder actually or constructively owns more than 5% of the Series B Preferred Stock that is convertible into less than 5% of the common stock, then a conversion of such Series B Preferred Stock into common stock would be a taxable event. In such case, the non-U.S. holder would be subject to U.S. federal income tax on any gain recognized and would be required to file a U.S. tax return to report such gain. If a non-U.S. holder actually or constructively owns more than 5% of the Series B Preferred Stock that is convertible into more than 5% of the common stock, then, although the conversion of the Series B Preferred Stock solely into the common stock generally would not be taxable, the non-U.S. holder may be required to file an income tax return for the taxable year of the conversion and satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

        Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Series B Preferred Stock should consult their own tax advisers with respect to the U.S. federal income tax consequences of the conversion of their Series B Preferred Stock into common stock at a time when we were treated as a USRPHC.

  Information Reporting and Backup Withholding

        Payments of dividends and any tax withheld with respect thereto are subject to information reporting requirements regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payer does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds received from a sale or other disposition of the Series B Preferred Stock or common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payer does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

  Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, impose a 30% withholding tax on any dividends on our Series B Preferred Stock or common stock and on the gross proceeds from a disposition of our Series B Preferred Stock or common stock, in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with one or more "substantial United States owners" (as defined in the Code); (ii) in the case of a nonfinancial foreign entity, such entity certifies that it does not have any substantial United States owners or provides the withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity; or (iii) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules.

        Payments subject to withholding tax under this law generally include dividends paid on stock of a U.S. corporation after June 30, 2014, and gross proceeds from sales or other dispositions of such stock after December 31, 2016. Non-U.S. holders are encouraged to consult their tax advisers regarding the possible implications of these withholding rules.

  Additional Tax on Net Investment Income

        An additional 3.8% Medicare tax is imposed on the "net investment income" of certain U.S. citizens and resident aliens and on the undistributed "net investment income" of certain estates and trusts. For individual U.S. stockholders, the additional Medicare Tax applies to the lesser of: (i) "net investment income"; or (ii) the excess of "modified adjusted gross income" (in general, adjusted gross income plus income from personal services performed abroad that is excluded from gross income for U.S. federal income tax purposes) over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals a stockholder's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, capital gains, rental and royalty income, nonqualified annuities, and income from passive activities. U.S. holders are urged to consult their own tax advisers regarding this additional tax.

        INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES B PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING

        MLV & Co. LLC is acting as the representative of the several underwriters named below. Under the terms and subject to the conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the respective number of shares of Series B Preferred Stock shown opposite the underwriter's name below:

Underwriters	Number of Shares
MLV & Co. LLC
Euro Pacific Capital, Inc.
I-Bankers Securities, Inc.
Ladenburg Thalmann & Co. Inc.
Maxim Group LLC
National Securities Corporation
Northland Securities, Inc.

Total

        Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

        The underwriting agreement provides that the obligation of the underwriters to purchase the shares of Series B Preferred Stock is subject to certain conditions precedent, including, but not limited to: (1) approval for listing of the Series B Preferred Stock on the NASDAQ Global Select Market; (2) delivery of legal opinions; and (3) delivery of various auditor and reserve engineer comfort letters. The underwriters are obligated to purchase all of the shares of Series B Preferred Stock (other than those covered by the over-allotment option described below) if it purchases any of the shares.

        The underwriters initially propose to offer the shares of Series B Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $          per share below the public offering price. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $          per share to other underwriters or to certain dealers. If the shares are not sold at the initial price to the public, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        If the underwriters sell more than            shares of Series B Preferred Stock, we have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to            additional shares at the public offering price less the underwriting commission. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, the underwriters must purchase a number of additional shares approximately proportionate to the initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option:

Paid by Us
	No Exercise	Full Exercise
Per share
Total

        We have agreed to pay all of the underwriters' reasonable out-of-pocket expenses (including fees and expenses of underwriters' counsel not to exceed $125,000) incurred by the underwriters in connection with this offering. In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts but including our reimbursement obligation of the underwriters' reasonable out-of-pocket expenses described above, will be approximately $          .

        Subject to issuance, we anticipate that our shares of Series B Preferred Stock will be approved for listing on the NASDAQ Global Select Market under the symbol "FXENP."

        We expect that the delivery of the Series B Preferred Stock will be made against payment therefor on                        , 2014, which will be the fifth business day following the trade date of the Series B Preferred Stock (such settlement cycle being herein referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Stock more than three business days prior to the issue date of the Series B Preferred Stock will be required, by virtue of the fact that the Series B Preferred Stock will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own advisers in connection with that election.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

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  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

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  Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

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  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

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  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking, and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Prior transactions include an "at the market offering" of our common stock, with respect to which we entered into an At-The-Market Sales Agreement, dated December 23, 2010, with MLV & Co. LLC. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own accounts or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet website maintained by the underwriters of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

Offer Restrictions Outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area—Belgium, Germany, Luxembourg, and Netherlands

        The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, or each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

        An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

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  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity that has two or more of: (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than $43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements); and (iii) an annual net turnover of more than $50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

  •
  to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or that of any underwriter for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

        This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monetaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorite des marches financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

        This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

        Such offers, sales, and distributions have been and shall only be made in France to: (i) qualified investors (investisseurs qualifies) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2°. and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2°. and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

        Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

        The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to: (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Italy

        The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, or CONSOB), pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

  •
  to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, referred to as Qualified Investors; and

  •
  other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

        Any offer, sale, or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

  •
  made by investment firms, banks, or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

  •
  in compliance with all relevant Italian securities, tax and exchange controls, and any other applicable laws.

        Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Portugal

        This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales, and distributions of securities in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

        This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

        The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

        This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

        Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA, has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter, or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published, or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

        Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

        In the United Kingdom, this document is being distributed only to, and is directed at, persons: (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO; (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO; or (iii) to whom it may otherwise be lawfully communicated, or together, relevant persons. The investments to which this document relates are available only to, and any invitation, offer, or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the Series B Preferred Stock offered by this prospectus supplement will be passed upon for us by Kruse Landa Maycock & Ricks, LLC, Salt Lake City, Utah. Certain legal matters will also be passed upon for the underwriters by Reed Smith LLP, New York, NY.

EXPERTS

        Our consolidated financial statements as of December 31, 2013, and for the year ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, incorporated herein by reference, given upon the authority of said firm as an expert in accounting and auditing. Our consolidated financial statements as of December 31, 2012, and 2011, and for each of the years in the two-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated herein by reference, given upon the authority of said firm as an expert in accounting and auditing.

        The information included in or incorporated by reference into this prospectus supplement regarding our estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of RPS Energy, Petroleum Engineers, independent petroleum engineering consultants, and Hohn Engineering PLLC, independent petroleum consultants. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of each firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the SEC's rules and regulations. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

        We are currently subject to the information requirements of the Exchange Act and file Exchange Act reports. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the SEC. We incorporate by reference the information and documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the

Series B Preferred Stock covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2013, filed March 13, 2014;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 8, 2014;

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  Current Reports on Form 8-K filed on February 3, February 19, March 3, March 13, April 15, April 21, May 1, May 8, May 8, May 23, May 28, and June 13, 2014;

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  The description of preferred stock contained in the Registration Statement on Form S-3, filed by FX Energy, Inc., with the SEC on June 22, 2012, including any amendment or reports filed for the purpose of updating this description; and

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  All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed "filed" with the SEC under such provisions.

        You may request a copy of these filings at no cost by making written or telephone requests for copies to:

    FX Energy, Inc.
    3006 Highland Drive, Suite 206
    Salt Lake City, Utah 84106

        Additionally, you may read and copy any documents that we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC's website address is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.fxenergy.com. The information on our website or any other website is not part of this prospectus supplement.

PROSPECTUS

FX ENERGY, INC.

$200,000,000
Common Stock, Preferred Stock Purchase Rights, Preferred Stock,
Warrants, Senior Debt Securities, and Subordinated Debt Securities

        We may offer common stock, preferred stock, warrants, senior debt securities, and subordinated debt securities consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $200,000,000. The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "FXEN." On July 26, 2012, the closing price of our common stock was $6.62 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

        You should refer to the risk factors included in the periodic reports and other information that are on file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is August 1, 2012.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under "Information Incorporated by Reference." We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. If you receive any other information, you should not rely on it.

        The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or the accompanying prospectus supplement, as applicable. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate as of any other date. The information incorporated by reference into this prospectus or the accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, the accompanying prospectus supplement, or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See "Information Incorporated by Reference."

        We are not offering these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $200,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings "Available Information" and "Information Incorporated by Reference" before investing in any of the securities offered.

        We may sell securities to or through underwriters or dealers, and we may also sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers, or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers, and the compensation, if any, of such underwriters, dealers, or agents will be set forth in an accompanying prospectus supplement.

        Unless the context otherwise requires, all references in this prospectus to "us," "our," "we," "the Company," or other similar terms include FX Energy, Inc., our subsidiaries, and the entities or enterprises organized under Polish law in which we have an interest and through which we conduct our activities in that country.

AVAILABLE INFORMATION

        We are a public company and are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov. In addition, because our stock is listed for trading on the NASDAQ Global Select Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

        We filed a registration statement on Form S-3 under the Securities Act with the SEC respecting the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

  •
  inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;

  •
  obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

  •
  obtain a copy from the SEC website.

        Our mailing address is 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, and our Internet address is www.fxenergy.com. Our telephone number is (801) 486-5555. General information, financial news releases, and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC's website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

        We are an independent gas and oil exploration and production company with principal production, reserves, and exploration activities in Poland, although we have modest oil production, oilfield service activities, and exploration in the United States. We believe Poland is a unique international exploration opportunity. Relatively little gas has been discovered in Poland's sector of the North European Permian Basin, compared to the discoveries in the UK, Dutch, and German sectors. For most of the 20th century, Poland was closed to exploration by foreign gas and oil companies. Consequently, we think the Polish Permian Basin is underexplored and underexploited and, therefore, has high potential for discovering significant amounts of gas and oil.

        At year-end 2011, independent reserve engineers estimated our worldwide proved oil and gas reserves to be 49.6 billion cubic feet, or Bcf, of natural gas and 0.6 million barrels of oil, or a combined total of 53.5 billion cubic feet of natural gas equivalent, or Bcfe (converting oil to gas at a ratio of one barrel of oil to 6,000 cubic feet of natural gas). This represents an increase from the 2010 year-end reserves of approximately 9.7 Bcfe, or 22%. Of this 53.5 Bcfe, 93% was in Poland and 7% was in the United States. The engineers estimated the PV-10 Value of our proved reserves to be approximately $170 million.

        At year-end 2011, independent reserve engineers estimated our worldwide proved plus probable, or P50, oil and gas reserves to be a combined total of 94.5 Bcfe. The engineers estimated the PV-10 Value of our P50 reserves to be approximately $243 million.

        Our 2011 oil and gas production was 4.4 Bcfe (12.0 million cubic feet equivalent per day, or MMcfed), which was up 15% from 2010 production; 4.1 Bcfe (11.1 MMcfed) of our production was in Poland and 0.3 Bcfe (0.9 MMcfed) was in the United States. All of our production in Poland consisted of natural gas, while all of our United States production consisted of crude oil.

        Substantially all of our growth in reserves and production in recent years has come from our operations in Poland. We expect this will continue, as most of our technical efforts and capital budget are devoted to these operations in Poland. We believe that these operations represent the most favorable opportunities for success that are available to us. With a view to future growth in reserves and production, we now hold 4.6 million gross acres (3.6 million net) in Poland and continually review additional acquisition opportunities.

        Over the last 50 years or so, Western companies have poured billions of dollars into exploration efforts in the British, Dutch, Norwegian, and German sectors of the offshore and onshore North European Permian Basin (generally the North Sea area). For the industry, these efforts have resulted in the discovery of trillions of cubic feet of gas and more than a billion barrels of oil. However, until the last few years of the twentieth century, Poland was closed to exploration by foreign oil and gas companies. To date, the exploration activities conducted in the Polish onshore portion of the Permian Basin are only a fraction of those conducted in the western part of the basin. Consequently, we believe the Polish Permian Basin is underexplored and underexploited and, therefore, has high potential for discovery of significant amounts of oil and gas relative to the North Sea or other mature oil and gas provinces in the United States and elsewhere. As an example, the estimated gross proved recoverable reserves per well associated with the eight conventional gas discoveries in our core Fences concession in Poland are 17.3 Bcf. The average initial gross production rate for these eight wells is estimated to be approximately 5.7 MMcfd of natural gas with a relatively long, flat production profile. We believe these figures are materially higher than those associated with new discoveries in most mature oil and gas provinces.

        Just as important as the reserve and production potential is the fact that Poland is highly dependent upon imported natural gas, which is expensive. There is an attractive and deep market for gas discoveries and production in-country. For example, as of the date of this report the price we receive for natural gas at our Roszkow well, is approximately double the spot price under natural gas contracts traded on the New York Mercantile Exchange, sometimes referred to as the Henry Hub price.

        Acting on this combination of facts, we were one of the first independent oil and gas companies to acquire a large land position, to embark on a focused exploration and development program, and as a result, to begin producing hydrocarbons in Poland. After a number of years of effort in Poland, our exploration efforts are showing significant progress. In fact, our proved oil and gas reserve volumes in Poland have increased at a compound annual growth rate of 34% since 2003. Our production volume has increased at a compound annual growth rate of 45% from 2005 through 2011. Though we cannot assert that future results will be similar, this success has encouraged us to continue to focus our efforts in Poland.

        More specifically, we have directed the bulk of our available funds, management, and technical resources to our core "Fences" concession area in Poland. We expect to continue concentrating much of our capital budget to this area in an effort to lower drilling risk, shorten the time to first production from successful wells, and optimize opportunities for robust revenue growth.

        We currently hold substantial acreage in other areas of Poland that we consider underexplored and underdeveloped and, therefore, subject to greater exploration risk. With the success that we have achieved from our Fences drilling program, we are now exploring our other exploration acreage, through both targeted seismic data acquisition and drilling of higher risk, higher reward exploration wells, where we believe we have the opportunity to find significant oil and gas reserves. To the extent that our overall strategy results in substantial revenue growth, we plan to continue to increase our funding of exploration projects over a wide area in Poland.

        Most of our Polish operations are conducted in partnership with the Polish Oil and Gas Company, or PGNiG. PGNiG is a fully integrated oil and gas company, which is largely owned by the Treasury of the Republic of Poland. PGNiG is Poland's principal domestic oil and gas exploration, production, transportation, and distribution entity. Under our existing agreements, PGNiG has provided us with access to exploration opportunities, previously collected exploration data, and technical and operational support. We also use geophysical and drilling services provided by PGNiG and sell our gas production to PGNiG.

        We were formed as a Nevada corporation in 1989. Our stock trades on the NASDAQ Global Select Market under the symbol "FXEN." Our corporate offices are located at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106 USA. The corporate telephone number is (801) 486-5555. In Montana, we own a 16,160 square foot building located at the corner of Central and Main in Oilmont. We also have an office in Warsaw, Poland, located at Ul. Chalubinskiego 8.

        For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption "Information Incorporated by Reference."

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that we have filed with the Securities and Exchange Commission that are included or incorporated by reference in this prospectus contain statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar words and expressions. Statements that describe our future strategic plans, goals, or objectives are also forward-looking statements. We intend that the forward-looking statements will be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

        Readers of this prospectus are cautioned that any forward-looking statements, including those regarding us or our management's current beliefs, expectations, anticipations, estimations, projections, strategies, proposals, plans, or intentions, are not guarantees of future performance or results of events and involve risks and uncertainties, such as:

  •
  whether we will be able to discover and produce gas or oil in commercial quantities from any exploration prospect;

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  whether we will be able to borrow funds to develop our oil and gas discoveries in Poland from our current principal lenders or from any other commercial lenders, even if we increase substantially the quantity and value of our reserves that we may be willing to encumber to secure repayment of such borrowings;

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  whether the quantities of gas or oil we discover will be as large as our initial estimate of an exploration target area's gross unrisked potential;

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  whether the estimated probable oil and gas reserves will ever be proved;

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  whether we will be able to obtain capital sufficient for our anticipated exploration and other capital expenditures;

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  how our efforts to obtain additional capital will affect the trading market for our securities;

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  whether actual exploration risks, schedules, and sequences will be consistent with our plans and forecasts;

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  the future results of drilling or producing individual wells and other exploration and development activities;

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  the prices at which we may be able to sell gas or oil;

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  foreign currency exchange-rate fluctuations;

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  the financial and operating viability and stability of the Polish Oil and Gas Company, or PGNiG, and other third parties with which we conduct business and on which we rely to supply goods and services and to purchase our oil and gas production;

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  exploration and development priorities and the financial and technical resources of PGNiG, our principal joint venture and strategic partner in Poland, PL Energia S.A., another partner in Poland, or other future partners;

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  uncertainties inherent in estimating quantities of proved and probable reserves and actual production rates and associated costs;

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  the cost and availability of additional capital that we may require and possible related restrictions on our future operating or financing flexibility;

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  our future ability to attract industry or financial participants to share the costs of exploration, exploitation, development, and acquisition activities;

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  uncertainties of certain terms to be determined in the future relating to our oil and gas interests, including exploitation fees, royalty rates, and other matters;

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  uncertainties, restrictions, and increased costs resulting from the current public interest and regulatory focus on hydraulic fracturing, which we intend to use in our Montana gas exploration of the Alberta Bakken and Three Forks formations;

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  changes in the regulatory regime for the exploration, development, and production of hydrocarbons in Poland, including changes in the scheme through which prices at which we sell our production may be governmentally established or market influenced;

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  uncertainties regarding future political, economic, regulatory, environmental, fiscal, taxation, and other policies in Poland and the European Union;

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  the impact on us, our industry partners, our lenders, and others with which we deal of the continuing sovereign debt crises within the European Union, of which Poland is a member; and

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  other factors that are not currently known to us that may emerge from time to time.

        Discussions containing these forward-looking statements may be found, among other places, in this prospectus under the captions "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission.

        These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus except as required by law. Before deciding to purchase our securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this prospectus and in the documents incorporated by reference.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our quarterly report on Form 10-Q for the quarter ended March 31, 2012, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments, and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated as follows:

		Year Ended December 31,
	Three Months Ended March 31, 2012
		2011		2010	2009	2008		2007
Ratio of earnings to fixed charges and preferred stock dividends(b)	23.7		(a)	0.6	0.2		(a)		(a)

(a)
The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover fixed charges for the periods presented. We had no historical earnings the years ended December 31, 2011, 2008, and 2007 to apply toward our fixed charges. The amounts of the deficiencies were $(26.4) million, $(54.4) million, and $(11.3) million in 2011, 2008, and 2007, respectively, for the ratio of earnings to fixed charges and preferred stock dividends. We had fixed charges related to long-term debt of $0.6 million for the period ended March 31, 2012, and $2.2 million, $1.9 million, $0.7 million, $0.4 million, and $0.4 million in 2011, 2010, 2009, 2008, and 2007, respectively. These ratios are based on continuing operations. "Earnings" is determined by adding:

•
income before income taxes, and

•
fixed charges, net of interest capitalized.

"Fixed charges" consist of interest (whether expensed or capitalized), and, if appropriate, that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of FX Energy.

(b)
No Preferred Stock outstanding.

 DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock (including 1,000,000 shares of Series A Participating Preferred Stock), $0.001 par value.

Common Stock

        As of July 26, 2012, we had 52,926,098 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

        Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

        Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on the common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

        The board of directors has authority to authorize the offer and sale of additional authorized but unissued securities without the vote of or notice to existing stockholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing stockholders.

Preferred Stock

        Under our articles of incorporation, our board of directors is authorized, without stockholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of our company and voting rights, if any.

        If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

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  the title of the series of preferred stock and the number of shares offered;

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  the price at which the preferred stock will be issued;

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  the dividend rate, if any, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

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  the voting rights of the preferred stock;

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  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

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  whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

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  the liquidation preference of the preferred stock; and

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  any additional rights, preferences, and limitation of the preferred stock.

        The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.

        Any preferred stock will, when issued, be fully paid and nonassessable.

  Series A Participating Preferred Stock

        We are authorized to issue 1,000,000 shares of Series A Participating Preferred Stock. Such preferred stock is nonredeemable and subordinate to any other series of our preferred stock that may at any time be issued. We currently do not have any preferred stock outstanding. The Series A Participating Preferred Stock is authorized for issuance pursuant to the preferred stock purchase rights that trade with the common stock, as described below. Each share of Series A Participating Preferred Stock is entitled to receive, when, as and if declared, a dividend in an amount equal to one hundred times the cash dividend declared on each share of common stock and one hundred times any noncash dividends declared with respect to each share of common stock, in like kind, other than a dividend payable in shares of common stock. In the event of liquidation, the holder of each share of Series A Participating Preferred Stock shall be entitled to receive a liquidation payment in an amount equal to one hundred times the liquidation payment made per share of our common stock. Each share of Series A Participating Preferred Stock has one hundred votes, voting together with the common stock and not as a separate class, unless otherwise required by law or our articles of incorporation. In the event of any merger, consolidation, or other transaction in which shares of our common stock are exchanged, each share of Series A Participating Preferred Stock is entitled to receive one hundred times the amount received per share of our common stock.

        Each share of our common stock includes one right (a Right) that entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of Series A Participating Preferred Stock at an exercise price of $100 per Right, subject to adjustment to prevent dilution. Initially the Rights will not be exercisable, certificates for the Rights will not be issued, and unless and until the Rights become exercisable, they will be transferred with and only with the shares of common stock. The Rights are exercisable on the separation date, which will occur on the earlier of: (i) 10 calendar days following a public announcement that certain persons or groups have acquired 20% or more of our outstanding voting shares; (ii) 10 calendar days following the commencement or public announcement of the intent of any person to acquire 20% or more of our outstanding voting shares; or (iii) such later date as may be fixed by the board of directors. Following the separation date, certificates representing the Rights will be mailed to holders of record of common stock and thereafter such certificates alone will evidence the Rights. If any person acquires more than 20% of our outstanding common stock or we engage in certain business combinations, other than pursuant to a tender or exchange offering for all shares of common stock approved by the board of directors, the Rights become exercisable for common stock, in lieu of Series A Participating Preferred Stock, by paying one half of the exercise price of the Right for a number of shares of our common stock having an aggregate market price equal to such exercise price. Any Rights that are or were beneficially owned by a person that has acquired 20% or more of the outstanding common stock will become void.

        We may redeem the Rights at $0.01 per Right at any time until 10 business days after public announcement that a person has acquired 20% or more of the outstanding shares of our common stock, provided that the redemption is approved by our Rights Redemption Committee, a committee consisting of at least three continuing directors, a majority of whom are not our employees. The Rights will expire on April 4, 2017, unless earlier redeemed by us. Unless the Rights have been previously redeemed, all shares of common stock issued by us will include Rights. As long as the Rights are redeemable, the Rights Redemption Committee without further stockholder approval may, except with respect to the exercise price or expiration date of the Rights, amend the Rights in any matter that, in the opinion of the board of directors, does not materially adversely affect the interests of holders of the Rights.

        The stockholders' Rights Agreement contemplates that we will reserve a sufficient number of authorized but unissued shares of common stock to permit the exercise in full of the Rights granted to the current stockholders should these Rights become exercisable.

Transfer Agent and Registrar

        Our transfer agent and registrar is Fidelity Transfer Company, 8915 South 700 East, Suite 102, Sandy, Utah 84070 and can be reached at (801) 562-1300.

DESCRIPTION OF WARRANTS

General Description of Warrants

        We may issue warrants for the purchase of debt securities, preferred stock, or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities purchasable upon exercise of the warrants;

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  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

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  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

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  the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  antidilution provisions of the warrants if any;

  •
  redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

        The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  antidilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

        Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

        Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion or exchange of preferred stock or upon exercise of a debt warrant, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indentures under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities. The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

        The debt securities will be issued under indentures between us and a trustee that will be named in the applicable prospectus supplement, and may be supplemented or amended from time to time following its execution. The indentures, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

        The forms of indentures give us broad authority to set the particular terms of each series of debt securities issued thereunder, including the right to modify certain of the terms contained in the indentures.

        Except to the extent set forth in a prospectus supplement, the indentures do not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

General

        The indentures will not limit the aggregate principal amount of debt securities that may be issued under them and will provide that debt securities may be issued in one or more series, in such form or forms, with such terms, and up to the aggregate principal amount that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

        The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

  •
  the title and designation of the debt securities (which shall distinguish debt securities of one series from debt securities of any other series), including whether the debt securities shall be issued as senior debt securities, senior subordinated debt securities, or subordinated debt securities, any subordination provisions particular to such series of debt securities, and whether such debt securities are convertible and/or exchangeable for other securities;

  •
  the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities;

  •
  the date or dates (whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

  •
  the rate or rates (which may be fixed, floating, or adjustable) at which the debt securities shall bear interest, if any, the method of calculating the rates, the date or dates from which interest shall accrue or the manner of determining those dates, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and the basis upon which interest shall be calculated if other than that of a 360-day year;

  •
  the place or places where the principal and premium, if any, make-whole amount, if any, and interest on the debt securities, if any, shall be payable, where the holders may surrender debt securities for conversion, transfer, or exchange and where notices or demands to or upon us may be served;

  •
  any provisions relating to the issuance of the debt securities at an original issue discount;

  •
  the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise (including the form or method of payment if other than in cash);

  •
  our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any mandatory redemption, sinking fund, or analogous provisions, or at the option of a holder, the price at which, the period within which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligation (including the form or method of payment thereof if other than in cash) and any provisions for the remarketing of the debt securities;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

  •
  if other than the principal amount thereof, the portion of the principal amount of the debt securities that shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy or, if applicable, the portion of the principal amount that is convertible or exchangeable in accordance with the provisions of the debt securities or the resolution of our board of directors or any supplemental indenture pursuant to which such debt securities are issued;

  •
  any events of default with respect to the debt securities, in lieu of or in addition to those set forth in the indentures and the remedies therefor;

  •
  our obligation, if any, to permit the conversion or exchange of the debt securities of such series into common shares or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion shall be effected (including the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments, and any other provision relative to such obligation) and any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars, or any other agents with respect to the debt securities;

  •
  the currency or currency units, including composite currencies, in which the debt securities shall be denominated if other than the currency of the United States of America;

  •
  if other than the currency or currency units in which the debt securities are denominated, the currency or currency units in which payment of the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities shall be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the determination of the principal amount outstanding);

  •
  if the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities is to be payable, at our election or the election of a holder, in currency or currency units other than that in which the debt securities are denominated or stated, the period within which, and the terms and conditions upon which, such election may be made and the time and manner of and identity of the exchange rate agent with responsibility for determining the exchange rate between the currency or currency units in which the debt securities are denominated or stated to be payable and the currency or currency units in which the debt securities will be payable;

  •
  if the amount of the payments of principal, premium, if any, make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which the amount shall be determined from that index;

  •
  whether and under what circumstances we will pay additional amounts on the debt securities held by foreign holders in respect of any tax, assessment, or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

  •
  if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents, or conditions;

  •
  any other affirmative or negative covenants with respect to the debt securities, including certain financial covenants;

  •
  whether the debt securities shall be issued in whole or in part in the form of one or more global securities and the depositary for the global securities or debt securities, the circumstances under which any global security may be exchanged for debt securities registered in the name of any person other than the depositary or its nominee, and any other provisions regarding the global securities;

  •
  whether the debt securities are defeasible; and

  •
  any other terms of a particular series.

        Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium, make-whole amount, or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium, make-whole amount, or interest required to be made on an interest payment date, redemption date, or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

        Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that at the time of issuance is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities. In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Modification of the Indentures

        We and the trustee may modify the indentures with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

        The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indentures discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

        The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including:

  •
  failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration, or otherwise);

  •
  failure to make a payment of any interest on any debt security of such series when due;

  •
  our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

  •
  certain events relating to our bankruptcy, insolvency, or reorganization; and

  •
  certain cross defaults.

        If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

        The trustee under the indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

        The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of any series may direct the time, method, and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability, or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

        The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions, including that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee, and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder, and to institute suit for the enforcement of such rights.

Conversion or Exchange Rights

        If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

  •
  the type of securities into which they may be converted or exchanged;

  •
  the conversion price or exchange ratio, or its method of calculation;

  •
  whether conversion or exchange is mandatory or at the holder's election;

  •
  how and when the conversion price or exchange ratio may be adjusted; and

  •
  any other important terms concerning the conversion or exchange rights.

Concerning the Trustee

        We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Governing Law

        The indentures and the debt securities will be governed by the laws of the state of Utah.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        Information regarding material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. Prospective purchasers of securities are urged to consult their own tax advisers prior to any acquisition of securities.

PLAN OF DISTRIBUTION

        We may sell the securities in one or more of the following ways from time to time:

  •
  through underwriters or dealers for resale to the public or to institutional investors;

  •
  directly to a limited number of institutional purchasers or to a single purchaser;

  •
  through agents; or

  •
  if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

        Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

  •
  the name or names of any underwriters, dealers, or agents;

  •
  the purchase price of such securities and the proceeds to us from such sale;

  •
  any underwriting discounts, agency fees, and other items constituting underwriters' or agents' compensation;

  •
  the public offering price;

  •
  any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

  •
  the securities exchange on which the securities may be listed, if any.

        If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent. Further, unless otherwise so stated, the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

        If dealers are used in the sale of any securities, we will sell the securities to the dealers as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms or otherwise by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

        If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters, or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

        Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

        Agents, dealers, underwriters, and remarketing firms may be entitled under agreements entered into with us to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters, and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Each series of securities will be a new issue and other than the common stock, which is quoted on the NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

        The place, time of delivery, and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

        Kruse Landa Maycock & Ricks, LLC, Salt Lake City, Utah, will pass upon the validity of any securities that we offer pursuant to this prospectus. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Estimates of our proved Polish gas reserves as of December 31, 2011, incorporated by reference into this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, were prepared by RPS Energy, an independent engineering firm in the United Kingdom. Estimates of our proved United States oil reserves as of December 31, 2011, incorporated by reference into this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, were prepared by Hohn Engineering, PLLC, an independent engineering firm in Billings, Montana.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus.

        Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus.

        The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

  •
  our Current Reports on Form 8-K filed on February 14, March 12, April 2, April 16, May 10, May 21, June 18, July 11, and July 25, 2012.

        We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: FX Energy, Inc., 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, telephone number (801) 485-5555.

        Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

        The information relating to FX Energy, Inc., contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

            Shares
% Series B Cumulative Convertible Preferred Stock

Up to            Shares of Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Co-Managers

Euro Pacific Capital	I-Bankers Securities, Inc.	Ladenburg Thalmann
Maxim Group LLC	National Securities Corporation	Northland Capital Markets

                        , 2014